   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998.


                                                      REGISTRATION NO. 333-51023
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         GABELLI ASSET MANAGEMENT INC.*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             6211                            13-4007862
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAMES E. MCKEE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         GABELLI ASSET MANAGEMENT INC.
                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            RICHARD T. PRINS, ESQ.                                  GARY S. SCHPERO, ESQ.
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      SIMPSON THACHER & BARTLETT
               919 THIRD AVENUE                                     425 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10022                               NEW YORK, NEW YORK 10017
                (212) 735-3000                                         (212) 455-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* THE REGISTRANT IS CURRENTLY NAMED ALPHA G, INC. PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE REGISTRANT WILL AMEND ITS CERTIFICATE OF INCORPORATION TO CHANGE ITS NAME TO "GABELLI ASSET MANAGEMENT INC."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 24, 1998


PROSPECTUS


                                6,000,000 SHARES

                         GABELLI ASSET MANAGEMENT INC.
                              CLASS A COMMON STOCK
                            ------------------------


     All of the 6,000,000 shares of Class A Common Stock (the "Class A Common Stock") offered hereby (the "Offering") are being offered by Gabelli Asset Management Inc. (the "Company"). The Company has two classes of authorized common stock, consisting of Class A Common Stock and Class B Common Stock (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes.



     Following the Offering, Mario J. Gabelli ("Mr. Gabelli") will indirectly beneficially own shares of Common Stock having approximately 97.6% of the combined voting power of the outstanding shares of Common Stock (97.2% if the Underwriters' over-allotment option is exercised in full). See "Ownership of the Common Stock."



     Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share of Class A Common Stock will be between $16.00 and $19.00. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." Application will be made to list the shares of Class A Common Stock on the New York Stock Exchange under the symbol
"       ."


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------
   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                    PRICE TO                UNDERWRITING              PROCEEDS TO
                                                     PUBLIC                 DISCOUNT(1)                COMPANY(2)
----------------------------------------------------------------------------------------------------------------------
Per Share...................................  $                         $                         $
----------------------------------------------------------------------------------------------------------------------
Total(3)....................................  $                         $                         $
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   (1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting expenses payable by the Company estimated at $        .


   (3) The Company has granted the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an additional 900,000 shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
       Underwriting Discount and Proceeds to Company will be $        ,
       $        and $        , respectively. See "Underwriting."

                            ------------------------

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about               , 1998.
                            ------------------------
                          Joint Book-Running Managers
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                               ------------------

                            GABELLI & COMPANY, INC.
                            ------------------------
               The date of this Prospectus is             , 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF THE CLASS A COMMON STOCK OF THE COMPANY TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. The Company was formed in connection with a reorganization of Gabelli Funds, Inc. ("GFI"), whereby immediately preceding the Offering, the Company will issue 24 million shares of its Class B Common Stock, representing all of its then issued and outstanding shares of Common Stock, to GFI for substantially all of its operating assets and liabilities, at which time GFI will be renamed Gabelli Group Capital Partners, Inc. ("Gabelli Partners"). Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the Formation Transactions described under "Certain Relationships and Related Transactions -- The Formation Transactions," which will have been consummated prior to or concurrently with the Offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references to the "Company" mean Gabelli Asset Management Inc., its predecessors and its consolidated subsidiaries.

                                  THE COMPANY


     The Company is a widely recognized provider of investment advisory and brokerage services to mutual fund, institutional and high net worth investors, primarily in the United States. The Company generally manages assets on a discretionary basis and invests in a variety of U.S. and international securities through various investment styles. At November 20, 1998, the Company had approximately $15.5 billion of assets under management, 89% of which were invested in equity securities. The Company's assets under management are organized principally in three groups: Mutual Funds, Separate Accounts and Partnerships.



- MUTUAL FUNDS: At November 20, 1998, the Company had $7.9 billion of assets under management in open-end mutual funds and closed-end funds, representing approximately 51% of the Company's total assets under management. The Company currently provides advisory services to (i) the Gabelli family of funds, which consists of 14 open-end mutual funds and three closed-end funds; (ii) The Treasurer's Fund, consisting of three open-end money market funds (the "Treasurer's Funds"); and (iii) the Gabelli Westwood family of funds, consisting of six open-end mutual funds, five of which are managed on a day-to-day basis by an unaffiliated subadviser (collectively, the "Mutual Funds"). The Mutual Funds have a long-term record of achieving high returns, relative to similar investment products. At November 20, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar, Inc. ("Morningstar") were in open-end Mutual Funds ranked "three stars" or better, with 38% of such assets in open-end Mutual Funds ranked "five stars" and 40% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis (i.e., based on three-, five- and ten-year risk adjusted average returns). The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997.



- SEPARATE ACCOUNTS: At November 20, 1998, the Company had $7.4 billion of assets in approximately 950 separate accounts, representing approximately 48% of the Company's total assets under management. The Company currently provides advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serves as subadviser to certain other third-party investment funds (collectively, the "Separate Accounts"). At November 20, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 79% of the number of Separate Accounts and approximately 25% of the assets, with institutional investors comprising the balance. Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise.



- PARTNERSHIPS: The Company also provides alternative investments through its majority-owned subsidiary, Gabelli Securities, Inc. ("GSI"). These alternative investment products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies (collectively, the "Partnerships"). The Partnerships had $149 million of assets, or approximately 1% of total assets under management, at November 20, 1998.

     Investment advisory and incentive fees relating to the Mutual Funds, the Separate Accounts, and the Partnerships generated approximately 84% and 85% of the Company's total revenues for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.


     The Company's subsidiary, Gabelli & Company, Inc. ("Gabelli & Company"), is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (the "NASD") and acts as underwriter and distributor of the open-end Mutual Funds and provides brokerage, trading, underwriting and research services.

     The Company was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York. Prior to the consummation of the Offering, the Company will be renamed Gabelli Asset Management Inc. The Company's principal executive offices are located at One Corporate Center, Rye, New York 10580 and the telephone number is (914) 921-3700.

                              BUSINESS DESCRIPTION

     The Company was originally founded in 1976 as a brokerage firm and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980s, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed income products. Since then, the Company has continued to build its franchise by expanding its investment management capabilities through the addition of industry specific, international, global, and real asset oriented product offerings. Throughout its 22-year history, the Company has marketed most of its products under the "Gabelli" brand name.

     The Company manages assets in the following wide spectrum of investment products and strategies, many of which are focused on fast-growing areas:

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES
              ---------------------------------------------------

       U.S. EQUITIES:          U.S. FIXED INCOME:  GLOBAL AND INTERNATIONAL EQUITIES:
       --------------          ------------------  ----------------------------------
All Cap Value                  Corporate           International Growth
Large Cap Value                Government          Global Value
Large Cap Growth               Municipals          Global Telecommunications
Mid Cap Value                  Asset-backed        Global Multimedia
Small Cap Value                Intermediate        Gold(b)
Small Cap Growth               Short-term
Micro Cap
Real Estate(a)

   CONVERTIBLE SECURITIES:       U.S. BALANCED:          ALTERNATIVE PRODUCTS:
   -----------------------       --------------          ---------------------
U.S. Convertible Securities    Balanced Growth     Risk Arbitrage
Global Convertible Securities  Balanced Value      Merchant Banking
                                                   Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-traded equities of U.S. and international gold companies.

     The Company believes that its growth to date can be largely credited to the following:

- LONG-TERM FUND PERFORMANCE: The Company has a long-term record of achieving relatively high returns for its Mutual Fund and Separate Account clients when compared to similar investment products. The Company believes that its performance record is a competitive advantage and a recognized component of its franchise.

- WIDELY RECOGNIZED "GABELLI" BRAND NAME: For more than 20 years, the Company has consistently advertised in a variety of financial print media, including in publications such as the Wall Street Journal, Money Magazine, Barron's and Investor's Business Daily. The Company believes that the breadth and consistency of its advertising has enhanced investor awareness of its product offerings and of the "Gabelli" brand name.

- DIVERSIFIED PRODUCT OFFERINGS: Since the inception of its investment management activities, the Company has sought to expand the breadth of its product offerings. The Company currently offers a wide spectrum of investment products and strategies, including product offerings in U.S. equities, U.S. fixed income, global and international equities, convertible securities, U.S. balanced and alternative products.

- STRONG INDUSTRY FUNDAMENTALS: According to data compiled by the U.S. Federal Reserve, the investment management industry has grown faster than more traditional segments of the financial services industry, including the banking and insurance industries. The Company believes that demographic trends and the growing role of money managers in the placement of capital compared to the traditional role played by banks and life insurance companies will result in continued growth of the investment management industry.

                               BUSINESS STRATEGY

     The Company intends to grow its franchise by leveraging its competitive asset management strengths, including its long-term performance record, brand name, diverse product offerings and experienced research, client service and investment staff. In order to achieve continued growth in assets under management and profitability, the Company will continue to pursue its business strategy, the key elements of which include:

- BROADENING AND STRENGTHENING THE GABELLI BRAND. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen its brand name identity by, among other things, increasing its marketing and advertising to provide a uniform global image. The Company believes that with its brand name recognition, it has the capacity to create new products and services around the core Gabelli brand to complement its existing product offerings. For example, in 1998, the Company launched the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund.


- EXPANDING MUTUAL FUND DISTRIBUTION. The Company intends to continue expanding its distribution network through programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services ("Third-Party Distribution Programs"), including, in particular, programs with no transaction fees payable by the customer ("NTF Programs"), also commonly referred to as "mutual fund supermarkets." In recent years, the Company has realized significant growth in its mutual fund assets under management through alliances with "mutual fund supermarkets" and other Third-Party Distribution Programs, through which its Mutual Funds are made available to investors. As of November 20, 1998, the Company was actively participating in 63 Third-Party Distribution Programs, including the Charles Schwab and Fidelity Investments "mutual fund supermarket" programs. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. Additionally, the Company expects to soon offer investors the ability to purchase mutual fund shares directly through the Internet. The Company has also entered into various marketing alliances and distribution arrangements with leading national brokerage and investment houses.

- INCREASING PENETRATION IN HIGH NET WORTH MARKET. The Company's high net worth business focuses, in general, on serving clients who have established an account relationship of $1 million or more with the Company. According to certain industry estimates, the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15 million by 2010. With the Company's 22-year history of serving this segment, its long-term performance record and brand name recognition, the Company believes that it is well positioned to capitalize on the growth opportunities in this market.

- INCREASING MARKETING FOR INSTITUTIONAL SEPARATE ACCOUNTS. The institutional Separate Accounts business has been primarily developed through direct marketing channels. Historically, third party pension consultants and financial consultants have not been a major source of new institutional Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional investors. As a result, the Company intends both to add marketing personnel to target pension and financial consultants and to expand its efforts through its traditional marketing channels.

- ATTRACTING AND RETAINING EXPERIENCED PROFESSIONALS. Following the Offering, the availability of the publicly-traded Class A Common Stock will enhance the Company's ability to attract and retain top performing investment professionals. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.

- CAPITALIZING ON ACQUISITIONS AND STRATEGIC ALLIANCES. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions after the Offering because it will be one of a relatively few publicly-traded investment management firms. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.

                                  THE OFFERING


Class A Common Stock Offered....   6,000,000 shares



Common Stock to be Outstanding
After the Offering..............   6,000,000 shares of Class A Common Stock(1)
                                   and 24,000,000 shares of Class B Common
                                   Stock(2)



                                  ----------------------------------------------



                                   30,000,000 shares(1)
                                  ----------------------------------------------


                                  ----------------------------------------------

Use of proceeds.................   The Company intends to use the net proceeds
                                   from the Offering for general corporate
                                   purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. See "Use of Proceeds."

Voting rights...................   The rights of holders of shares of Common
                                   Stock are substantially identical, except that holders of Class B Common Stock will be entitled to ten votes per share, while holders of Class A Common Stock will be entitled to one vote per share.

Proposed NYSE Symbol............
---------------
(1) Excludes 1,500,000 shares of Class A Common Stock reserved for issuance under the 1998 Stock Award and Incentive Plan of the Company, including 1,125,000 shares of Class A Common Stock subject to outstanding options that will be granted at the initial public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). See
    "Management -- 1998 Stock Award and Incentive Plan."

(2) All of the Class B Common Stock is owned by Gabelli Partners, which is majority-owned by Mr. Gabelli with the balance owned by the Company's professional staff and other individuals.

                                  RISK FACTORS

     Purchasers of the Class A Common Stock in the Offering should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors" beginning on page 10.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following is a summary of certain consolidated financial information relating to the Company. The summary has been derived in part from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company (which have been carved out from the consolidated financial statements of GFI) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. All financial information for the nine months ended September 30, 1997 and 1998, which has not been audited, has been derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus and, in the opinion of management, reflects all adjustments, which are of a normal recurring nature, necessary to present fairly such information for the periods presented. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.



     The unaudited pro forma income statement data gives effect to the Formation Transactions, including the lower management fee and increase in interest expense as if the Employment Agreement (as defined herein) (see Note M to the Consolidated Financial Statements) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998.


     The unaudited pro forma financial data does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of the Company for any future date or period. See "Selected Historical and Pro Forma Financial Data" and "Certain Relationships and Related Transactions -- The Formation Transactions."


                                                                                       NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                   -------------------------------------------------   -----------------
                                    1993       1994      1995      1996       1997     1997(1)   1998(1)
                                   -------    -------   -------   -------   --------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues:
  Investment advisory and
    incentive fees...............  $61,110    $71,759   $77,302   $84,244   $ 89,684   $64,107   $86,302
  Commission revenue.............    5,555      5,003     5,706     6,667      7,496     5,613     6,197
  Distribution fees and other
    income.......................    3,716      4,683     6,302     7,257      8,096     5,100     9,810
                                   -------    -------   -------   -------   --------   -------   -------
    Total revenues...............   70,381     81,445    89,310    98,168    105,276    74,820   102,309
                                   -------    -------   -------   -------   --------   -------   -------
Expenses:
  Compensation costs.............   31,750     36,235    39,384    41,814     45,260    33,138    41,702
  Management fee.................    5,784      6,537     7,530     8,491      9,447     6,502     8,881
  Other operating expenses.......   12,342     13,745    16,684    16,339     16,901    12,601    17,542
                                   -------    -------   -------   -------   --------   -------   -------
    Total expenses...............   49,876     56,517    63,598    66,644     71,608    52,241    68,125
                                   -------    -------   -------   -------   --------   -------   -------
Operating income.................   20,505     24,928    25,712    31,524     33,668    22,579    34,184
                                   -------    -------   -------   -------   --------   -------   -------
Other income:
  Net gain from investments......    1,990        462     3,197     1,172      3,004     2,585       757
  Interest and dividend income,
    net..........................      643        760     1,213     1,268      1,115       842       584
                                   -------    -------   -------   -------   --------   -------   -------
    Total other income, net......    2,633      1,222     4,410     2,440      4,119     3,427     1,341
                                   -------    -------   -------   -------   --------   -------   -------
Income before charge in lieu of
  income taxes and minority
  interest.......................   23,138     26,150    30,122    33,964     37,787    26,006    35,525
  Charge in lieu of income
    taxes........................    8,813     10,044    11,517    13,402     14,935    10,278    14,089
  Minority interest..............    1,600      1,884     2,214     2,380      1,529       759     1,043
                                   -------    -------   -------   -------   --------   -------   -------
Net income.......................  $12,725    $14,222   $16,391   $18,182   $ 21,323   $14,969   $20,393
                                   =======    =======   =======   =======   ========   =======   =======
Net income per share:
  Basic and diluted..............  $  0.53    $  0.59   $  0.68   $  0.76   $   0.89   $  0.62   $  0.85
                                   =======    =======   =======   =======   ========   =======   =======
Weighted average shares
  outstanding:
  Basic and diluted..............   24,000     24,000    24,000    24,000     24,000    24,000    24,000
                                   =======    =======   =======   =======   ========   =======   =======

                                                                                     AS OF OR FOR THE
                                                                                     NINE MONTHS ENDED
                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                  ------------------------------------------------   -----------------
                                   1993       1994      1995      1996      1997     1997(1)   1998(1)
                                  -------    -------   -------   -------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT ASSETS UNDER MANAGEMENT)
BALANCE SHEET DATA
  Total assets..................  $37,769(1) $44,647   $51,648   $57,027   $68,212   $62,490   $91,671
  Total liabilities and minority
    interest....................   20,033(1)  26,033    31,875    34,106    37,926    37,960    46,671
                                  -------    -------   -------   -------   -------   -------   -------
  Total stockholder's equity....  $17,736(1) $18,614   $19,773   $22,921   $30,286   $24,530   $45,000
                                  =======    =======   =======   =======   =======   =======   =======
OTHER FINANCIAL DATA (UNAUDITED)
  Adjusted EBITDA(2)............  $23,319    $26,317   $30,461   $34,388   $38,238   $26,432   $36,187
                                  =======    =======   =======   =======   =======   =======   =======
  Assets under management (at
    period end, in millions)(3):
      Mutual Funds..............  $ 3,684    $ 3,604   $ 4,116   $ 4,209   $ 6,146   $ 5,892   $ 7,034
      Separate Accounts.........    4,460      4,275     5,051     5,200     7,013     6,760     6,720
      Partnerships..............       67        103       112       116       138       134       147
                                  -------    -------   -------   -------   -------   -------   -------
         Total..................  $ 8,211    $ 7,982   $ 9,279   $ 9,525   $13,297   $12,786   $13,901
                                  =======    =======   =======   =======   =======   =======   =======



                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997           1998(1)
                                                              ------------    -------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
UNAUDITED PRO FORMA DATA(4)

  Income before charge in lieu of income taxes and minority
    interest, as reported...................................    $ 37,787         $ 35,525
  Pro forma interest expense................................      (3,000)          (2,250)
  Pro forma management fee adjustment.......................       5,023            4,665
  Pro forma provision for income taxes......................     (15,735)         (15,047)
  Pro forma minority interest...............................      (1,677)          (1,228)
                                                                --------         --------
  Pro forma net income......................................    $ 22,398         $ 21,665
                                                                ========         ========
Pro forma net income per share:
  Basic.....................................................    $   0.75         $   0.72
                                                                ========         ========
  Diluted...................................................    $                $
                                                                ========         ========
Pro forma weighted average shares outstanding:
  Basic.....................................................      30,000           30,000
                                                                ========         ========
  Diluted...................................................
                                                                ========         ========
Pro forma Adjusted EBITDA(2)(4).............................    $ 43,261         $ 40,852
                                                                ========         ========


---------------
(1) Unaudited.

(2) Adjusted and pro forma Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and minority interest. The Company believes that Adjusted EBITDA is a measure commonly used by analysts, investors and others interested in the asset management industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. Adjusted and pro forma Adjusted EBITDA should not be considered in isolation or as substitutes for net income or other financial measurements derived from the consolidated statements of income or cash flows prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. Adjusted and pro forma Adjusted EBITDA do not take into account other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary uses.

(3) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured such that the Company's ownership increased from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1993, 1994, 1995 and 1996 would have been approximately $11.1 billion, $9.0 billion, $10.8 billion and $11.1 billion, respectively.


(4) The unaudited pro forma income statement data gives effect to the lower management fee and increase in interest expense as if the Employment Agreement (see Note M to the Consolidated Financial Statements of the Company) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998. These adjustments include the effect of the interest expense on the $50 million payable to Mr. Gabelli in 2002, the lower management fee payable to Mr. Gabelli of 10% of pre-tax profits and the effect thereon of the interest expense on the $50 million payable, and the effects of these adjustments on income tax expense and minority interest. Under the terms of the Employment Agreement, the Company will pay Mr. Gabelli $50 million, on January 2, 2002, with interest payable quarterly at an annual rate of 6%. This payment, net of tax benefit, will amount to
    $  per share (based on the expected weighted average number of shares
    outstanding in the first quarter of 1999 of   million) and is expected to be
    charged to the Company's earnings upon the effective date of the Employment Agreement, which is expected to occur in the first quarter of 1999. If the Employment Agreement had been effective at September 30, 1998, the total assets, total liabilities and minority interest, and total stockholder's equity would have been approximately $111.5 million, $96.7 million and $14.8 million, respectively. The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering; however, it is reflected, net of tax benefit, in pro forma stockholder's equity. The unaudited pro forma data presented above gives effect to the shares issued in the Offering but does not give effect to proceeds received from the Offering.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors relating to the Company and the Class A Common Stock before making an investment in the Class A Common Stock offered by this Prospectus.

CONTROL BY MR. GABELLI; CONFLICTS OF INTEREST


     Upon completion of the Offering, Mr. Gabelli, through his majority ownership of Gabelli Partners, will beneficially own all of the Company's outstanding Class B Common Stock, representing approximately 97.6% of the combined voting power of all classes of voting stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full). As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of the Common Stock, he will have the ability to elect all of the members of the Board of Directors and thereby control the management and affairs of the Company, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of the Company's shareholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Mr. Gabelli's control of the Company, none of the Company's agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although the Company believes that the parties endeavored to implement market-based terms. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. See "Certain Relationships and Related Transactions."



     In order to minimize conflicts and potential competition with the Company's investment management business, Mr. Gabelli and members of his immediate family who are officers or directors of the Company have entered into written agreements to limit their activities outside of the Company. Mr. Gabelli has undertaken that so long as he is associated with the Company or for a period of five years from the consummation of the Offering, whichever is longer, he shall not provide investment management services for compensation other than in his capacity as an officer or employee of the Company except for (a) those funds (consisting solely of investors as of the consummation of the Offering) and accounts currently managed by Mr. Gabelli outside the Company under performance fee arrangements and (b) successor funds and accounts which serve the same investors as the funds and accounts referred to in clause (a), operate according to an investment style similar to such other accounts or funds and which is not used at the Company, and are subject to performance fee arrangements. Members of Mr. Gabelli's immediate family who are officers or directors of the Company have undertaken that so long as they are officers or directors of the Company, they shall not provide investment management services for compensation other than in their capacities as officers or employees of the Company except for (a) those funds and accounts currently managed by them outside the Company and (b) successor funds and accounts which serve a similar investor base as the funds and accounts referred to in clause (a) and operate according to an investment style similar to such other accounts or funds and which is not used at the Company. References to the "Permissible Accounts" mean the funds and accounts managed outside the Company which are permitted under the agreements described above in this paragraph. To the extent that such activities are not prohibited under the foregoing agreements, Mr. Gabelli and members of his immediate family who are officers and directors of the Company intend to continue devoting time to activities outside the Company, including managing their own assets and their families' assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts
(approximately $     million as of September 30, 1998). These activities may
present conflicts of interest or compete with the Company. The Certificate of Incorporation of the Company expressly provides in general that Mr. Gabelli, members of his immediate family and their affiliates have an obligation to present corporate opportunities to the Company and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent stockholder approval. Pursuant to the Certificate of Incorporation, purchasers of Class A Common Stock in the Offering or otherwise will be deemed to have notice of and to have consented to these provisions. See "Description of Capital Stock --

Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies."

     The Company will not derive any income from activities outside the Company by Mr. Gabelli or members of his immediate family who are officers or directors of the Company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to the Company and its stockholders, either because such opportunities were not Company opportunities at the time they arose or because the Company did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the Company or their affiliates and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party, although the Company will seek to achieve market-based terms in all such transactions. See "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies."

DEPENDENCE ON MARIO J. GABELLI AND OTHER KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Gabelli, its Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of the Company's assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on the Company.

     In addition to Mr. Gabelli, the future success of the Company depends to a substantial degree on its ability to retain and attract other qualified personnel to conduct its investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. The Company anticipates that it will be necessary for it to add portfolio managers and investment analysts as the Company further diversifies its investment products and strategies. See "Business -- Business Strategy." There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel. In addition, the investment professionals as well as the senior marketing personnel have direct contact with the Company's Separate Account clients, which can lead to a strong client relationship. The loss of these personnel could jeopardize the Company's relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on the Company's business.

POTENTIAL ADVERSE EFFECTS ON THE COMPANY'S PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS


     The Company's results of operations are affected by many economic factors, including the performance of the securities markets. During recent years, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in assets under management and revenues for the Company. At September 30, 1998, approximately 88% of the Company's assets under management were invested in portfolios consisting primarily of equity securities. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the third quarter of 1998. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce the Company's assets under management and consequently reduce the Company's revenues. In addition, any such continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect the Company. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. From time to time, a relatively high proportion of the assets managed by the Company may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on the Company's assets under management and revenues.

FUTURE INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME

     Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of the Company's investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to the Company. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load Mutual Funds, such as those offered by the Company. Failure of the Company's investment products to perform well could, therefore, have a material adverse effect on the Company.

LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT REVENUES


     The Company has approximately 950 Separate Accounts, of which the ten largest accounts generated approximately 7% of the Company's total revenues during the nine months ended September 30, 1998. Loss of these accounts for any reason would have an adverse effect on the Company's revenues. Notwithstanding good performance, the Company has from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and the Company could continue to lose accounts under these or other circumstances.


COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT THE COMPANY

     The Company's investment management activities are subject to client guidelines and its Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from the Company in certain circumstances. Although the Company has installed procedures and utilizes the services of experienced administrators, accountants and lawyers to assist it in adhering to these guidelines and satisfying these requirements, and maintains insurance to protect it in the case of client losses, there can be no assurance that such precautions or insurance will protect the Company from potential liabilities.

     The Company's businesses are subject to extensive regulation in the United States, including by the Securities and Exchange Commission (the "Commission") and the NASD. The Company is also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. The failure of the Company to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of the Company or any of its subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on the Company. See "Business -- Regulation."

THE COMPANY'S SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE

     Substantially all of the Company's revenues are derived from investment advisory agreements and distribution arrangements. Investment advisory agreements and distribution arrangements with the Mutual Funds are terminable without penalty on 60 days' notice and must be approved and renewed annually by the disinterested members of each Fund's board of directors or trustees or its shareholders, as required by law. See "Business -- Brokerage and Mutual Fund Distribution." Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on the Company.

COMPETITION AND COMPETITORS WITH GREATER RESOURCES

     The investment management business is intensely competitive with low barriers to entry and is undergoing substantial consolidation. Many organizations in this industry are attempting to market to and service the same clients as the Company, not only with mutual fund products and services, but also with a wide range of other financial products and services. Many of the Company's competitors have greater distribution capabilities, offer more product lines and services, and may also have a substantially greater amount of assets under management and financial resources. These competitors would tend to have a substantial advantage over the Company during periods when the Company's investment performance is not strong enough to counter these competitors' greater marketing resources. See "Business -- Competition."

RELIANCE ON THIRD-PARTY DISTRIBUTION PROGRAMS


     The Company has recently experienced significant growth in sales of its open-end Mutual Funds through Third-Party Distribution Programs, most of which is from NTF Programs. Approximately $900 million of the Company's assets under management in the open-end Mutual Funds as of September 30, 1998 were obtained through NTF Programs. The cost of participating in Third-Party Distribution Programs is higher than the Company's direct distribution costs, and there can be no assurance that the cost of Third-Party Distribution Programs will not increase in the future. Any increase would be likely to have an adverse effect on the Company's profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At September 30, 1998, approximately 89% of the Third-Party Distribution Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 88% of the total assets in The Treasurer's Funds are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on the Company's growth of assets under management.


FEE PRESSURES COULD REDUCE PROFIT MARGINS

     There has been a trend toward lower fees in some segments of the investment management industry. In order for the Company to maintain its fee structure in a competitive environment, the Company must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that the Company will be able to maintain its current fee structure. Fee reductions on existing or future new business could have an adverse impact on the Company's profit margins and results of operations.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING, TRADING AND MARKET-MAKING ACTIVITIES

     The Company's underwriting, trading and market-making activities are primarily conducted through its subsidiary, Gabelli & Company, both as principal and agent. Such activities subject the Company's capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. The Company has procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

DEPENDENCE ON INFORMATION SYSTEMS

     The Company operates in an industry that is highly dependent on its information systems and technology. The Company outsources a significant portion of its information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that the Company's information systems and technology will continue to be able to accommodate the Company's growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on the Company.

FAILURE TO ACHIEVE YEAR 2000 COMPATIBILITY WOULD CAUSE SIGNIFICANT LOSSES

     With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with date functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

     Because the Company is dependent, to a very substantial degree, upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant could have a material adverse effect on the Company. For example, a failure of this kind could lead to incomplete or inaccurate accounting or recording of trades in securities or result in the generation of erroneous results or give rise to uncertainty about the Company's exposure to trading risks and its need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

     In addition, the Company depends upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as stock exchanges, depositories, clearing agencies, clearing houses and commercial banks, subcontractors such as third-party administrators and vendors such as providers of telecommunication services, quotation equipment and other utilities. The Company has initiated communications with counterparties, intermediaries, subcontractors and vendors with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. The Company has not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts.

     If third parties with whom the Company interacts have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of subcontractors, in disruption of critical services such as administration, valuation and record keeping services for its mutual funds; (ii) in the case of vendors, in disruption of important services upon which the Company depends, such as telecommunications and electrical power; (iii) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair the Company's ability to perform critical data functions, such as pricing its securities or other assets; (iv) in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets and disruption of funding flows; (v) in the case of banks and other financial institutions, in the disruption of capital flows potentially resulting in liquidity stress; and (vi) in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose the Company to increased credit risk and lost business. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and lost revenues). Management cannot predict the impact that such reduction would have on the Company's business.


     The Company is implementing a plan to prepare its computer systems to be Year 2000 compliant and expects to complete this process with respect to its mission critical systems in the first half of 1999. The Company currently estimates that the total cost of implementing its Year 2000 program will not have a material impact on the Company's results of operations, liquidity or capital resources. There can be no assurance, however, that the Company's Year 2000 program will be effective or that the Company's estimates about the timing and cost of completing its program will be accurate.


POTENTIAL ADVERSE EFFECT ON CLASS A COMMON STOCK SHARE PRICE FROM DISPARATE VOTING RIGHTS

     The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B

Common Stock and vice versa. The differential in the voting rights and the ability of the Company to issue additional Class B Common Stock could adversely affect the value of the Class A Common Stock to the extent that investors, or any potential future purchaser of the Company, view the superior voting rights of the Class B Common Stock to have value.

ABSENCE OF A PRIOR PUBLIC MARKET; VOLATILITY OF PRICE; NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR BE SUSTAINED

     Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation among the Company and the Underwriters (other than Gabelli & Company) and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriting." The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

NO SPECIFIC USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the sale by the Company of Class A Common Stock offered hereby. The Company intends to use the net proceeds primarily for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution, upgraded management information systems and strategic acquisitions as opportunities arise. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. At present, the Company has no plans, agreements or understandings relating to any specific acquisitions or alliances. Although part of the Company's business strategy is to pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution, there can be no assurance that the Company will find strategic acquisition opportunities at favorable prices, that the Company will have sufficient capital resources to finance its acquisition strategy, or that any such acquisitions, if consummated, will be successfully integrated with the Company's business operations. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of Class A Common Stock in the Offering will experience immediate dilution in net tangible book value of $13.83 per share, based on an assumed initial public offering price of $17.50 per share. To the extent that any options to be granted with respect to Class A Common Stock are exercised after the vesting period expires, purchasers of Class A Common Stock will experience additional dilution. See "Dilution" and "Management -- 1998 Stock Award and Incentive Plan."


SHARES AVAILABLE FOR FUTURE SALE OR DISTRIBUTION


     Immediately after consummation of the Offering, the Company will have outstanding 6,000,000 shares of Class A Common Stock and 24,000,000 shares of Class B Common Stock. Subject to the restrictions described under "Shares Eligible for Future Sale" and applicable law and the lock-up agreement with Gabelli Partners described below, Gabelli Partners could sell any or all of the shares of Class B Common Stock owned by it from time to time for any reason. See "Shares Eligible for Future Sale." Gabelli Partners has agreed with the Company that it will not offer, sell or otherwise dispose of any shares of Class B Common Stock for a period of three years after the date of this Prospectus without the prior written consent of the Company. In addition, the Company and Gabelli Partners have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of Common Stock, other than in the Offering, or any security convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales or distributions of Class B Common Stock by Gabelli Partners will have on the market price of the Class A Common Stock prevailing from time to time. Sales or distributions of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales or distributions could occur, could adversely affect the prevailing market price for the Class A Common Stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                  THE COMPANY


     The Company is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Immediately prior to the closing of the Offering, the Company will issue 24 million shares of its Class B Common Stock to Gabelli Partners, formerly known as Gabelli Funds, Inc., in exchange for substantially all of the operating assets and liabilities of Gabelli Partners. As a result, Gabelli Partners, which is majority-owned by Mr. Gabelli with the balance owned by the Company's professional staff and other individuals, will become the sole stockholder of the Company prior to the consummation of the Offering. At such time, one of Gabelli Partners' most significant assets will be its investment in the Company. Immediately following the Offering, the Company will conduct its business operations through its subsidiaries. After the consummation of the Offering, Gabelli Partners will own all of the outstanding shares of Class B Common Stock, which will represent approximately 97.6% of the combined voting power of the outstanding Common Stock (97.2% if the Underwriters' over-allotment option is exercised in full). The Company will continue to be controlled by Mr. Gabelli. As part of the Formation Transactions, the Company entered into an Employment Agreement with Mr. Gabelli and a Management Services Agreement with Gabelli Partners. See "Management -- Employment Agreements" and "Certain Relationships and Related Transactions -- The Formation Transactions."

     The following sets forth a simplified organizational chart for the Company after consummation of the Offering:

                    [GABELLI & COMPANY ORGANIZATIONAL CHART]
---------------
  * The 23.4% ownership interest of GSI not held by the Company is owned by the Company's professional staff (7.2%) and by unaffiliated stockholders (16.2%).

 ** The Company owns 51.1% of the Class B common stock of Gabelli Advisers,
    Inc., which stock represents approximately 49.9% of the total voting power and 40.9% of the economic interest. The remaining 48.9% of the Class B common stock of Gabelli Advisers, Inc. is owned by members of senior management of the Company and by their affiliates. As a result, the Company effectively has voting control of Gabelli Advisers, Inc. All of the Class A common stock of Gabelli Advisers, Inc., representing a 20% economic interest, is owned by Westwood Management Corporation ("Westwood Management"). See "Certain Relationships and Related
    Transactions -- Transactions with Mr. Gabelli and Affiliates." Gabelli Advisers, Inc. is the adviser and Westwood Management is the subadviser to five of the six portfolios of the Gabelli Westwood family of funds.

*** The 19.9% ownership interest of Gabelli Fixed Income, LLC not held by the Company is owned by members of senior management of Gabelli Fixed Income, LLC.

     The Company was incorporated in April 1998 under the laws of the state of New York. The Company's principal executive offices are located at One Corporate Center, Rye, New York 10580 and the telephone number is (914) 921-3700.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the shares of Class A Common Stock in the Offering at an assumed public offering price of $17.50 per share (the midpoint of the range set forth on the cover page of this Prospectus) after deducting underwriting commissions and discounts and the estimated expenses of the Offering, are expected to be approximately $97 million ($112 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.


                                DIVIDEND POLICY

     The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. The Company currently intends to retain earnings to finance its growth and operations and does not anticipate paying dividends on the Common Stock in the foreseeable future. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION


     The pro forma net tangible book value of the Common Stock at September 30, 1998 after giving effect to the Formation Transactions, but before adjustment for the Offering, was $13.1 million, or $0.54 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 6,000,000 shares of Class A Common Stock in the Offering (at an assumed initial public offering price of $17.50 per share (the midpoint of the range set forth on the cover page of this Prospectus)), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company at September 30, 1998 would have been $110.1 million, or $3.67 per share, calculated as follows:



Assumed initial public offering price per share (1).................   $17.50
                                                                       ------
  Pro forma net tangible book value per share before the
     Offering...............................................  $ 0.54
                                                              ------
  Increase in pro forma net tangible book value per share
     attributable to the Offering...........................    3.13
                                                              ------
As adjusted pro forma net tangible book value per share after the
  Offering..........................................................     3.67
                                                                       ------
Dilution in pro forma net tangible book value per share to new
  investors (2)(3)..................................................   $13.83
                                                                       ======


---------------
(1) Assumed initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share of Class A Common Stock after the Offering from the assumed initial Class A public offering price paid by purchasers in the Offering for a share of Class A Common Stock.


(3) Assumes no exercise of outstanding stock options. As of the date of this Prospectus, the Company expects that there will be options outstanding to purchase a total of 1,125,000 shares of Class A Common Stock at an exercise price equal to the initial public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). See "Management -- 1998 Stock Award and Incentive Plan." If any of these options were exercised, there would be further dilution to purchasers of Class A Common Stock in the Offering.



     Assuming the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value at September 30, 1998 would be $124.9 million or $4.04 per share, the immediate increase in pro forma net tangible book value of shares owned by existing shareholders would be $3.50 per share, and the immediate dilution to purchasers of shares of Class A Common Stock in the Offering would be $13.46 per share.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998 (i) on an historical basis and (ii) as adjusted for the Offering and the Formation Transactions. This table should be read in conjunction with the Consolidated Financial Statements and related notes and other financial and operating data appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Debt:
  Payable to related party(a)...............................  $    --     $ 50,000
  Capital lease obligation..................................    3,621        3,621
                                                              -------     --------
     Total debt.............................................    3,621       53,621
Minority Interest...........................................   11,754       11,754
Stockholders' Equity:
  Preferred Stock, $.001 par value; authorized 10,000,000
     shares; none issued....................................       --           --
  Class A Common Stock, $.001 par value; authorized
     100,000,000 shares; issued and outstanding 6,000,000
     shares, as adjusted....................................       --            6
  Class B Common Stock, $.001 par value; authorized
     100,000,000 shares; issued and outstanding 24,000,000
     shares, as adjusted....................................       24           24
  Additional paid-in capital................................   23,172      120,166
  Retained earnings (accumulated deficit)(a)................   21,804       (8,366)
                                                              -------     --------
     Total stockholders' equity.............................   45,000      111,830
                                                              -------     --------
          Total capitalization..............................  $60,375     $177,205
                                                              =======     ========


---------------


(a) Reflects the Company's obligation under the Employment Agreement to pay Mr. Gabelli $50 million on January 2, 2002. See "Management -- Employment Agreements." This payment, net of tax benefit, is expected to be charged to the Company's earnings in the first quarter of 1999.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The selected historical financial data presented below has been derived in part from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company (which have been carved out from the Consolidated Financial Statements of GFI) and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. All financial information for the nine months ended September 30, 1997 and 1998, which has not been audited, has been derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus and, in the opinion of management, reflects all adjustments, which are of a normal recurring nature, necessary to present fairly such information for the periods presented. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.



     The unaudited pro forma income statement data gives effect to the Formation Transactions, including the lower management fee and increase in interest expense as if the Employment Agreement (see Note M to the Consolidated Financial Statements) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998.


     The unaudited pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The pro forma financial data does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of the Company for any future date or period. See "Certain Relationships and Related Transactions -- The Formation Transactions."


                                                                                             NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           -----------------------------------------------   ------------------
                                            1993      1994      1995      1996      1997     1997(1)   1998(1)
                                           -------   -------   -------   -------   -------   -------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and incentive
    fees.................................  $61,110   $71,759   $77,302   $84,244   $89,684   $64,107   $ 86,302
  Commission revenue.....................    5,555     5,003     5,706     6,667     7,496     5,613      6,197
  Distribution fees and other income.....    3,716     4,683     6,302     7,257     8,096     5,100      9,810
                                           -------   -------   -------   -------   -------   -------   --------
    Total revenues.......................   70,381    81,445    89,310    98,168   105,276    74,820    102,309
                                           -------   -------   -------   -------   -------   -------   --------
Expenses:
  Compensation costs.....................   31,750    36,235    39,384    41,814    45,260    33,138     41,702
  Management fee.........................    5,784     6,537     7,530     8,491     9,447     6,502      8,881
  Other operating expenses...............   12,342    13,745    16,684    16,339    16,901    12,601     17,542
                                           -------   -------   -------   -------   -------   -------   --------
    Total expenses.......................   49,876    56,517    63,598    66,644    71,608    52,241     68,125
                                           -------   -------   -------   -------   -------   -------   --------
Operating income.........................   20,505    24,928    25,712    31,524    33,668    22,579     34,184
                                           -------   -------   -------   -------   -------   -------   --------
Other income:
  Net gain from investments..............    1,990       462     3,197     1,172     3,004     2,585        757
  Interest and dividend income, net......      643       760     1,213     1,268     1,115       842        584
                                           -------   -------   -------   -------   -------   -------   --------
    Total other income, net..............    2,633     1,222     4,410     2,440     4,119     3,427      1,341
                                           -------   -------   -------   -------   -------   -------   --------
Income before charge in lieu of income
  taxes and minority interest............   23,138    26,150    30,122    33,964    37,787    26,006     35,525
Charge in lieu of income taxes...........    8,813    10,044    11,517    13,402    14,935    10,278     14,089
Minority interest........................    1,600     1,884     2,214     2,380     1,529       759      1,043
                                           -------   -------   -------   -------   -------   -------   --------
Net income...............................  $12,725   $14,222   $16,391   $18,182   $21,323   $14,969   $ 20,393
                                           =======   =======   =======   =======   =======   =======   ========
Net income per share:
  Basic and diluted......................  $  0.53   $  0.59   $  0.68   $  0.76   $  0.89   $  0.62   $   0.85
                                           =======   =======   =======   =======   =======   =======   ========
Weighted average shares outstanding:
  Basic and diluted......................   24,000    24,000    24,000    24,000    24,000    24,000     24,000
                                           =======   =======   =======   =======   =======   =======   ========

                                                                                     AS OF OR FOR THE
                                                                                     NINE MONTHS ENDED
                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                  ------------------------------------------------   -----------------
                                   1993       1994      1995      1996      1997     1997(1)   1998(1)
                                  -------    -------   -------   -------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT ASSETS UNDER MANAGEMENT)
BALANCE SHEET DATA

  Total assets..................  $37,769(1) $44,647   $51,648   $57,027   $68,212   $62,490   $91,671
  Total liabilities and minority
    interest....................   20,033(1)  26,033    31,875    34,106    37,926    37,960    46,671
                                  -------    -------   -------   -------   -------   -------   -------
  Total stockholder's equity....  $17,736(1) $18,614   $19,773   $22,921   $30,286   $24,530   $45,000
                                  =======    =======   =======   =======   =======   =======   =======
OTHER FINANCIAL DATA (UNAUDITED)
  Adjusted EBITDA(2)............  $23,319    $26,317   $30,461   $34,388   $38,238   $26,432   $36,187
                                  =======    =======   =======   =======   =======   =======   =======
  Assets under management (at
    period end in millions)(3):
       Mutual Funds.............  $ 3,684    $ 3,604   $ 4,116   $ 4,209   $ 6,146   $ 5,892   $ 7,034
       Separate Accounts........    4,460      4,275     5,051     5,200     7,013     6,760     6,720
       Partnerships.............       67        103       112       116       138       134       147
                                  -------    -------   -------   -------   -------   -------   -------
         Total..................  $ 8,211    $ 7,982   $ 9,279   $ 9,525   $13,297   $12,786   $13,901
                                  =======    =======   =======   =======   =======   =======   =======



                                                                                 NINE MONTHS
                                                               YEAR ENDED           ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1997             1998(1)
                                                              ------------      -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
UNAUDITED PRO FORMA DATA(4)

  Income before charge in lieu of income taxes and minority
    interest, as reported...................................    $ 37,787           $ 35,525
  Pro forma interest expense................................      (3,000)            (2,250)
  Pro forma management fee adjustment.......................       5,023              4,665
  Pro forma provision for income taxes......................     (15,735)           (15,047)
  Pro forma minority interest...............................      (1,677)            (1,228)
                                                                --------           --------
  Pro forma net income......................................    $ 22,398           $ 21,665
                                                                ========           ========
Pro forma net income per share:
  Basic.....................................................    $   0.75           $   0.72
                                                                ========           ========
  Diluted...................................................    $                  $
                                                                ========           ========
Pro forma weighted average shares outstanding:
  Basic.....................................................      30,000             30,000
                                                                ========           ========
  Diluted...................................................
                                                                ========           ========
Pro forma Adjusted EBITDA(2)(4).............................    $ 43,261           $ 40,852
                                                                ========           ========


---------------
(1) Unaudited.
(2) Adjusted and pro forma Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and minority interest. The Company believes that Adjusted EBITDA is a measure commonly used by analysts, investors and others interested in the asset management industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. Adjusted and pro forma Adjusted EBITDA should not be considered in isolation or as substitutes for net income or other financial measurements derived from the consolidated statements of income or cash flows prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. Adjusted and pro forma Adjusted EBITDA do not take into account other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary uses.
(3) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured such that the Company's ownership increased from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1993, 1994, 1995 and 1996 would have been approximately $11.1 billion, $9.0 billion, $10.8 billion and $11.1 billion, respectively.

(4) The unaudited pro forma income statement data gives effect to the lower management fee and increase in interest expense as if the Employment Agreement (see Note M to the Consolidated Financial Statements of the Company) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998. These adjustments include the effect of the interest expense on the $50 million payable to Mr. Gabelli in 2002, the lower management fee payable to Mr. Gabelli of 10% of pre-tax profits and the effect thereon of the interest expense on the $50 million payable, and the effects of these adjustments on income tax expense and minority interest. Under the terms of the Employment Agreement, the Company will pay Mr. Gabelli $50 million on January 2, 2002, with interest payable quarterly at an annual rate of 6%. This payment, net of tax benefit, will amount to
    $    per share (based on the expected weighted average number of shares
    outstanding in the first quarter of 1999 of   million) and is expected to be
    charged to the Company's earnings upon the effective date of the Employment Agreement, which is expected to occur in the first quarter of 1999. If the Employment Agreement had been effective at September 30, 1998, the total assets, total liabilities and minority interest, and total stockholder's equity would have been approximately $111.5 million, $96.7 million and $14.8 million, respectively. The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering; however, it is reflected, net of tax benefit, in pro forma stockholder's equity. The unaudited pro forma data presented above gives effect to the shares issued in the Offering but does not give effect to proceeds received from the Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The Consolidated Financial Statements of the Company (which have been carved out from the consolidated financial statements of GFI) include the accounts of the following majority-owned or controlled subsidiaries of the Company: Funds Adviser (100%-owned), Gabelli Asset Management Company (100%-owned), GSI (76.6%-owned), Gabelli & Company (76.6%-owned), Gabelli Fixed Income, Inc. (100%-owned), Gabelli Fixed Income, LLC (80.1%-owned) and Gabelli Advisers, Inc. (40.9%-owned, combined with the voting interests of affiliated parties, represents voting control).

OVERVIEW

     The Company's revenues are largely based on the level of assets under management in its businesses as well as the level of fees associated with its various investment products. Growth in revenues generally depends on good investment performance, which increases assets under management by increasing the value of existing assets under management, contributing to higher investment and lower redemption rates and facilitating the ability to attract additional investors while maintaining current fee levels. Growth in assets under management is also dependent on being able to access various distribution channels, which is usually based on several factors, including performance and service. Historically, the Company depended primarily on direct distribution of its products and services, but since 1995 has increasingly participated in Third-Party Distribution Programs, particularly NTF Programs. Fluctuations in financial markets also have a substantial effect on assets under management and results of operations, although the Company's extensive use of variable compensation programs tends to moderate the effects of fluctuations in revenues. The Company's largest source of revenues is investment advisory fees which are based on the amount of assets under management in its Mutual Funds and Separate Accounts businesses. Advisory fees from the Mutual Funds are computed daily or weekly, while advisory fees from the Separate Accounts are generally computed quarterly based on account values as of the end of the preceding quarter. These revenues vary depending upon the level of sales compared with redemptions, financial market conditions and the fee structure for assets under management. Revenues derived from the equity oriented portfolios generally have higher management fee rates than fixed income portfolios. See "Business -- Investment Management Agreements."

     Commission revenues consist of brokerage commissions derived from securities transactions executed on an agency basis on behalf of mutual funds, institutional and high net worth clients as well as investment banking revenue, which consists of underwriting profits, selling concessions and management fees associated with underwriting activities.

     Distribution fees and other income primarily include distribution fees payable in accordance with Rule 12b-1 ("12b-1") of the Investment Company Act of 1940, as amended (the "Investment Company Act"), along with sales charges and underwriting fees associated with the sale of the Mutual Funds plus other revenues. Distribution fees fluctuate based on the level of assets under management and the amount and type of Mutual Funds sold directly by the Company and through various distribution channels. During 1997, the 12b-1 plans for 15 of the open-end Mutual Funds were restructured as compensation plans with annual fees set at 25 basis points of average assets under management. Previously, these plans were structured to only reimburse the Company for actual distribution expenses incurred, up to 25 basis points of average assets under management.

     Compensation costs include variable and fixed compensation and related expenses paid to the officers, portfolio managers, sales, trading, research and all other staff members of the Company.

     On an historical basis, the Company has paid to Mr. Gabelli a management fee equal to 20% of the pre-tax profits of each of the Company's operating divisions, before consideration of the management fee. Immediately preceding the consummation of the Offering, the Company and Mr. Gabelli will enter into an Employment Agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Gabelli will receive an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. Pursuant to the Employment Agreement, Mr. Gabelli will also receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. See "Management -- Employment Agreements." As a result of the Employment Agreement, the Company expects to incur a non-recurring charge of $50 million, before a tax benefit of approximately $20 million, in the first quarter of 1999.


     Other operating expenses include product distribution and promotion costs, clearing charges and fees for the Company's brokerage operation, rental of office space and electronic data equipment and services, insurance, charitable contributions and other general and administrative operating costs.

     Interest and dividend income, as well as net gain from investments (which includes both realized and unrealized gains) is derived from proprietary investments of the Company's capital in various public and private investments.

     Minority interest represents the share of net income attributable to the minority stockholders, as reported on a separate company basis, of the Company's consolidated majority-owned subsidiaries.


OPERATING RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1998 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997



     Total revenues for the nine months ended September 30, 1998 were $102.3 million, an increase of $27.5 million, or 37%, compared to $74.8 million for the nine months ended September 30, 1997. Investment advisory and incentive fees, comprising 84% of total revenues, increased $22.2 million, or 35%, to $86.3 million, as the Company experienced strong growth in the level of average assets under management in both its Mutual Funds and Separate Accounts businesses. Total average assets under management, which is the basis for investment advisory and incentive fees, were $14.8 billion for the nine months ended September 30, 1998, an increase of $3.7 billion, or 33%, compared to average assets under management of $11.1 billion in the same period a year earlier. Total assets under management at September 30, 1998 were $13.9 billion, an increase of $1.1 billion from assets under management of $12.8 billion at September 30, 1997. Assets under management in Mutual Funds were $7.0 billion at September 30, 1998, an increase of $1.1 billion, or 19%, from September 30, 1997. This increase represents $1.2 billion in net cash inflows offset by $100 million from lower investment performance. Assets under management in Separate Accounts were $6.7 billion at September 30, 1998 and $6.8 billion at September 30, 1997. Growth in revenues was greater than growth in assets due to a greater weighting of assets to higher margin equity portfolios.



     Commission revenues for the nine months ended September 30, 1998 were $6.2 million, an increase of $0.6 million, or 10%, from commission revenues of $5.6 million in the same period a year earlier. The increase principally results from increased agency trading activity for accounts managed by affiliated companies. Commission revenues derived from transactions on behalf of the Mutual Funds and Separate Accounts clients totaled $4.9 million, or approximately 79% of total commission revenues for the first nine months of 1998.



     Distribution fees and other income increased more than 92% to $9.8 million for the nine months ended September 30, 1998 from $5.1 million in the first nine months of 1997. Increased 12b-1 fees, resulting from the growth in assets under management and restructuring of the Mutual Funds 12b-1 plans as compensation plans, accounted for $4.1 million, or 87%, of the total increase in distribution fees and other income during the first nine months of 1998 as compared to the same period a year earlier.



     Total expenses for the first nine months of 1998 were $68.1 million, an increase of $15.9 million, or 30%, from $52.2 million in the comparable period of 1997. Total expenses as a percentage of total revenues declined to 66.6% from 69.8% since a significant portion of total expenses are variable in nature and increase or decrease as revenues grow or decline. Compensation costs rose approximately $8.6 million, or 26%, to $41.7 million for the nine months ended September 30, 1998 from $33.1 million for the nine months ended September 30, 1997. Management fee expense, which is totally variable and increases or decreases as operating profits grow or decline, was $8.9 million for the nine months ended September 30, 1998, an increase of $2.4 million, or 37%, from $6.5 million for the nine months ended September 30, 1997. Other operating expenses, which include general operating expenses, as well as marketing, promotion and distribution costs, were $17.5 million for the nine months ended September 30, 1998, an increase of approximately $4.9 million, or 39%, from $12.6 million for the comparable period in 1997. Mutual fund administration and distribution expenses accounted for more than $3.7 million, or 76%, of this increase and are directly related to the Company's growth of assets under management.



     Net gain from investments, which is derived from the Company's proprietary investment portfolio, was approximately $0.8 million for the nine months ended September 30, 1998 compared to a net gain of $2.6 million for the nine months ended September 30, 1997. This decline was attributable to lower investment returns from the Company's investments. Interest and dividend income declined to $0.6 million for the first nine months of 1998 compared to $0.8 million in the same 1997 period.



     The charge in lieu of income taxes increased to $14.1 million for the nine months ended September 30, 1998 from $10.3 million for the nine months ended September 30, 1997 in line with the increase in income before charge in lieu of income taxes and minority interest.



     Minority interest increased to $1.0 million for the nine months ended September 30, 1998 up from $0.8 million in the comparable 1997 period. This increase is reflective of additional income attributable to the minority interests of the Company's 76.6%-owned subsidiary, GSI and the Company's 40.9% economic interest in Gabelli Advisers, Inc.



     Adjusted EBITDA (as defined herein) increased approximately 37%, or $9.8 million, to $36.2 million for the nine months ended September 30, 1998 as compared to the first nine months of 1997. This increase is directly related to the Company's increased operating income which rose 51% to $34.2 million for the first nine months of 1998 from $22.6 million for the same period in 1997.


OPERATING RESULTS FOR YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Total revenues for the Company in 1997 increased to $105.3 million compared to $98.2 million in 1996, an increase of approximately $7.1 million or 7%. The largest component of revenues, investment advisory and incentive fees, increased $5.4 million, or 6%, to $89.7 million, as total assets under management increased by $3.8 billion or 40% to $13.3 billion from $9.5 billion at the end of 1996. The improvements in revenues occurred as assets under management in the Mutual Funds for 1997 increased approximately $1.9 billion, or 46% to $6.1 billion at December 31, 1997 from $4.2 billion on December 31, 1996. In addition, assets under management in the Separate Accounts grew approximately 35% to $7.0 billion at December 31, 1997 from $5.2 billion at the end of the prior year. Approximately 39% of the increase in total assets under management for 1997 and 30% of the increase in investment advisory and incentive fees was due to Gabelli Fixed Income, LLC becoming a consolidated subsidiary on April 14, 1997 when the Company increased its ownership interest from 50% to 80.1%. The remaining 61% of the increase in total assets under management was primarily the result of investment performance of the equity portfolios throughout the year and net sales of the Mutual Funds from NTF Programs in the second half of the year. Growth in assets was substantially greater than growth in revenues, due to the consolidation of Gabelli Fixed Income, LLC which charges relatively lower fees, the weighting of net sales toward the end of the year and increasingly strong investment performance in the latter part of the year.

     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues in 1997 increased 12% to $7.5 million from $6.7 million in 1996. Commissions from the Mutual Funds and the Separate Account clients totaled $6.1 million, or approximately 81% of total commission revenues in 1997.

     Distribution fees and other income for 1997 increased approximately 12% to $8.1 million from $7.3 million in 1996. This was the result of both increased assets under management and the restructuring of the Mutual Funds 12b-1 plans as compensation plans.

     Total expenses for 1997 increased to $71.6 million, from $66.6 million in 1996, an increase of $5.0 million, or approximately 7%. Approximately one-third of this increase was associated with the Company's acquisition of a controlling interest in Gabelli Fixed Income, LLC in April 1997 and the inclusion of its expenses in the Company's 1997 results. Compensation costs rose to $45.3 million in 1997 from $41.8 million in 1996, an increase of approximately 8%. Management fee expense rose in line with the increase in pre-tax profits to $9.4 million in 1997 from $8.5 million in 1996, an increase of approximately 11%. Other operating expenses were $16.9 million in 1997 compared to $16.3 million in 1996, an increase of approximately 3%.

     Net gain from investments, which is derived from the Company's proprietary investment portfolio, was approximately $3.0 million in 1997, compared to $1.2 million for 1996, an increase of approximately $1.8 million. Interest and dividend income decreased by approximately $0.2 million in 1997 to $1.1 million compared with $1.3 million in 1996. This decrease was primarily a result of the Company's change in its mix of investments from publicly-traded securities and mutual funds which paid interest and dividends to certain private investments which did not provide a current return.

     The charge in lieu of income taxes increased to $14.9 million in 1997 from $13.4 million in 1996 consistent with the increase in income before charge in lieu of income taxes and minority interest.

     Minority interest declined in 1997 by $0.9 million from $2.4 million in 1996 as a result of Gabelli Asset Management Company becoming a wholly owned subsidiary of the Company on January 1, 1997. Minority interest of $1.5 million in 1997 represents income attributable to the minority interests of the Company's then 76.1% owned subsidiary, GSI, the Company's 80.1% owned subsidiary, Gabelli Fixed Income, LLC and the Company's then 51.1% economic interest in Gabelli Advisers, LLC (now Gabelli Advisers, Inc.).

     Adjusted EBITDA (as defined herein) increased approximately $3.9 million to $38.2 million in 1997 from $34.4 million in 1996, both as a result of the Company's increased operating income and net gain from investments.

OPERATING RESULTS FOR YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total revenues for the Company increased to $98.2 million in 1996 from $89.3 million in 1995, an increase of approximately $8.9 million or approximately 10%. Investment advisory and incentive fees accounted for the largest portion of this growth, increasing by $6.9 million or approximately 9% to $84.2 million in 1996 as overall assets under management rose to $9.5 billion in 1996 from $9.3 billion in the prior year. For 1996, assets under management in the Mutual Funds increased to $4.2 billion at December 31, 1996 from $4.1 billion at the end of 1995. Assets under management in the Separate Accounts were $5.2 billion compared to $5.1 billion at December 31, 1995.

     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues increased to $6.7 million in 1996 from $5.7 million in 1995, an increase of approximately 17%. Commissions from the Mutual Funds and the Separate Accounts totaled $4.8 million in 1996, or approximately 72% of total commission revenues.

     Distribution fees and other income increased to $7.3 million in 1996 from $6.3 million in 1995, an increase of approximately 15%, reflecting the Company's increased efforts to distribute its Mutual Funds. For 1996 and 1995, distribution revenues were closely tied to distribution expenses, as the 12b-1 plans for the open-end Mutual Funds were then structured to reimburse the Company for distribution expenditures incurred on behalf of such funds, subject to a limitation of 25 basis points of average fund net assets for those funds with 12b-1 plans.

     Total expenses in 1996 increased to $66.6 million, from $63.6 million in 1995, an increase of $3.0 million, or approximately 5%, primarily as a result of increased compensation costs and costs associated with the distribution of the Mutual Funds. Compensation costs, a significant portion of which are variable in nature, rose approximately 6% from $39.4 million in 1995 to $41.8 million in 1996. Other operating expenses decreased approximately $0.4 million or 2% to $16.3 million in 1996 from $16.7 million in 1995.

     Net gain from investments, which is derived from the Company's proprietary investment portfolio, was approximately $1.2 million in 1996 compared to $3.2 million in 1995, a decline of approximately $2.0 million. This decline was attributable to lower investment and market related gains from the Company's investments including its investments in affiliated partnerships. Interest and dividend income remained relatively unchanged at $1.3 million in 1996 compared to $1.2 million in 1995.

     Higher net income reported on a separate company basis by both the Company's then 79.1% owned subsidiary, Gabelli Asset Management Company, and then 75.3% owned subsidiary, GSI, resulted in an increase in income attributable to the minority interests in the Company's consolidated subsidiaries.

     Adjusted EBITDA (as defined herein) increased approximately $3.9 million, or approximately 13%, to $34.4 million in 1996 from $30.5 million in 1995 as a result of the Company's increased operating income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal assets consist of cash, short-term investments, securities held for investment purposes and investments in partnerships in which the Company is either a general or limited partner. Short-term investments are comprised primarily of United States treasury securities with maturities of less than one year and money market funds managed by the Company. Although investments in investment partnerships are for the most part illiquid, the underlying investments of such partnerships are for the most part liquid and the valuations of the investment partnerships reflect that underlying liquidity.

     The Company has historically met its cash requirements through cash generated by its operating activities. Based upon the Company's current level of operations and anticipated growth in net revenues and net income as a result of implementing its business strategy, the Company expects that cash flows from its operating activities will be sufficient to enable the Company to finance its working capital needs for the foreseeable future. The Company has no material commitments for capital expenditures.


     Gabelli & Company is registered with the Commission as a broker-dealer and is a member of the NASD. As such, it is subject to the minimum net capital requirements promulgated by the Commission. Gabelli & Company's net capital has historically exceeded these minimum requirements. Gabelli & Company computes its net capital under the alternative method permitted by the Commission, which requires that minimum net capital be $250,000. As of September 30, 1998, December 31, 1997 and 1996, Gabelli & Company had net capital as defined of approximately $12.3 million, $6.6 million and $8.1 million, respectively, exceeding the regulatory requirement by approximately $12.0 million, $6.3 million and $7.8 million, respectively. Regulatory net capital requirements increase when Gabelli & Company is involved in underwriting activities.



     The net proceeds of the Offering to be received by the Company, which are expected to be approximately $97 million ($112 million if the Underwriters' overallotment option is exercised in full), will be used for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.


RECENT ACCOUNTING DEVELOPMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 ("Reporting Comprehensive Income") and SFAS No. 131 ("Disclosure about Segments of an Enterprise and Related Information"). These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. In addition, in 1998, the FASB issued SFAS No. 133 ("Accounting for Derivative Instruments and Hedging Activities"). SFAS No. 133 establishes standards for recognizing and fair valuing derivative financial instruments. SFAS No. 133 is required to be adopted for fiscal years beginning after June 15, 1999. The Company does not expect implementation to have any significant effect on the Company's reported financial position or results of operations.

SEASONALITY AND INFLATION

     The Company does not believe its operations are subject to significant seasonal fluctuations. The Company does not believe inflation will significantly affect its compensation costs as they are substantially variable in nature. However, the rate of inflation may affect Company expenses such as information technology and occupancy costs. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect the Company's financial position and results of operations by reducing the Company's assets under management, revenues or otherwise. See "Risk Factors -- Potential Adverse Effects on the Company's Performance Prospects from a Decline in the Performance of the Securities Markets."

                                    BUSINESS


     The Company is a widely recognized provider of investment advisory and brokerage services to mutual fund, institutional and high net worth investors, primarily in the United States. The Company generally manages assets on a discretionary basis and invests in a variety of U.S. and international securities through various investment styles. At September 30, 1998, the Company had approximately $13.9 billion of assets under management, 88% of which were invested in equity securities. The Company's assets under management are organized principally in three groups: Mutual Funds, Separate Accounts and Partnerships.



- MUTUAL FUNDS: At September 30, 1998, the Company had $7.0 billion of assets under management in open-end mutual funds and closed-end funds, representing approximately 51% of the Company's total assets under management. The Company currently provides advisory services to (i) the Gabelli family of funds, which consists of 14 open-end mutual funds and three closed-end funds; (ii) The Treasurer's Fund, consisting of three open-end money market funds (the "Treasurer's Funds"); and (iii) the Gabelli Westwood family of funds, consisting of six open-end mutual funds, five of which are managed on a day-to-day basis by an unaffiliated subadviser (collectively, the "Mutual Funds"). The Mutual Funds have a long-term record of achieving high returns, relative to similar investment products. At September 30, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar, Inc. ("Morningstar") were in open-end Mutual Funds ranked "three stars" or better, with 5% of such assets in open-end Mutual Funds ranked "five stars" and 72% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis (i.e., based on three-, five- and ten-year risk adjusted average returns). The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. At September 30, 1998, over two-thirds of the Company's assets under management in open-end, no-load equity Mutual Funds had been obtained through direct sales relationships. The Company has further expanded its product distribution by offering its open-end Mutual Funds through Third-Party Distribution Programs, particularly NTF Programs.



- SEPARATE ACCOUNTS: At September 30, 1998, the Company had $6.7 billion of assets in approximately 950 separate accounts, representing approximately 48% of the Company's total assets under management. The Company currently provides advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serves as subadviser to certain other third-party investment funds (collectively, the "Separate Accounts"). At September 30, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 79% of the number of Separate Accounts and approximately 25% of the assets, with institutional investors comprising the balance. Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise. At September 30, 1998, over 95% of the Company's assets in Separate Accounts (excluding subadvisory assets) had been obtained through direct sales relationships.



- PARTNERSHIPS: The Company also provides alternative investments through its majority-owned subsidiary, Gabelli Securities, Inc. ("GSI"). These alternative investment products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies (collectively, the "Partnerships"). The Partnerships had $147 million of assets, or approximately 1% of total assets under management, at September 30, 1998.



     Investment advisory and incentive fees relating to the Mutual Funds, the Separate Accounts, and the Partnerships generated approximately 84% and 85% of the Company's total revenues for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.


     The Company's subsidiary, Gabelli & Company, Inc. ("Gabelli & Company"), is a registered broker-dealer and a member of the NASD and acts as underwriter and distributor of the open-end Mutual Funds and provides brokerage, trading, underwriting and research services.

     As of September 30, 1998, the Company had approximately $13.9 billion of assets under management, consisting of $7.0 billion in the Mutual Funds, $6.7 billion in the Separate Accounts and $147 million in the Partnerships. The Company's total assets under management grew from $2.1 billion as of December 31, 1987 to $13.3 billion as of December 31, 1997, which represents an average annual growth rate of approximately 20% over the corresponding ten year period. In addition, total assets under management grew by $0.6 billion, or approximately 5%, for the first nine months of 1998, increasing total assets under management to $13.9 billion at September 30, 1998. The Company's growth of average assets under management has led to a corresponding increase in operating revenues and pre-tax profitability.


     The following table sets forth total assets under management by product type as of the dates and for the periods shown.

                            ASSETS UNDER MANAGEMENT

                                BY PRODUCT TYPE
                             (Dollars in millions)


                                                                                                  JANUARY 1,
                                                                                                     1993
                                          AT DECEMBER 31,                                      TO SEPTEMBER 30,
                        ----------------------------------------------------                         1998
                                                                               SEPTEMBER 30,       CAGR(A)
                         1992     1993     1994     1995     1996     1997         1998              (%)
                        ------   ------   ------   ------   ------   -------   -------------   ----------------
EQUITY:
  Mutual Funds........  $2,673   $3,501   $3,391   $3,875   $3,969   $ 5,313      $ 6,048            15.3
  Separate Accounts...   3,388    4,460    4,275    5,051    5,200     6,085        6,187            11.0
                        ------   ------   ------   ------   ------   -------      -------            ----
    Total Equity......   6,061    7,961    7,666    8,926    9,169    11,398       12,235            13.0
                        ------   ------   ------   ------   ------   -------      -------            ----
FIXED INCOME:
  Money Market Mutual
    Funds(b)..........     159      183      208      236      235       827          978            37.2
  Bond Mutual
    Funds(b)..........      --       --        5        5        5         6            8              --
  Separate
    Accounts(b).......      --       --       --       --       --       928          533              --
                        ------   ------   ------   ------   ------   -------      -------            ----
    Total Fixed
      Income..........     159      183      213      241      240     1,761        1,519            48.0
                        ------   ------   ------   ------   ------   -------      -------            ----
PARTNERSHIPS:
  Partnerships........      76       67      103      112      116       138          147            12.1
                        ------   ------   ------   ------   ------   -------      -------            ----
    Total Assets......  $6,296   $8,211   $7,982   $9,279   $9,525   $13,297      $13,901            14.8
                        ======   ======   ======   ======   ======   =======      =======            ====
BREAKDOWN OF TOTAL
  ASSETS:
  Mutual Funds........  $2,832   $3,684   $3,604   $4,116   $4,209   $ 6,146      $ 7,034            17.1
  Separate Accounts...   3,388    4,460    4,275    5,051    5,200     7,013        6,720            12.6
  Partnerships........      76       67      103      112      116       138          147            12.1
                        ------   ------   ------   ------   ------   -------      -------            ----
    Total Assets(b)...  $6,296   $8,211   $7,982   $9,279   $9,525   $13,297      $13,901            14.8
                        ======   ======   ======   ======   ======   =======      =======            ====


---------------
(a) Compound annual growth rate.


(b) Effective April 14, 1997, the Company increased its ownership of Gabelli Fixed Income, LLC from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management would have been $7,837, $11,132, $9,004, $10,793 and $11,082 at December 31, 1992, 1993, 1994, 1995 and 1996,
    respectively, and the CAGR for total assets would have been 10.5%.

     The Company manages assets in the following wide spectrum of investment products and strategies, many of which are focused on fast-growing areas:

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES

U.S. EQUITIES:                         U.S. FIXED INCOME:        GLOBAL AND INTERNATIONAL EQUITIES:
All Cap Value                          Corporate                 International Growth
Large Cap Value                        Government                Global Value
Large Cap Growth                       Municipals                Global Telecommunications
Mid Cap Value                          Asset-backed              Global Multimedia
Small Cap Value                        Intermediate              Gold(b)
Small Cap Growth                       Short-term
Micro Cap
Real Estate(a)
                                       U.S. BALANCED:            ALTERNATIVE PRODUCTS:
CONVERTIBLE SECURITIES:                Balanced Growth           Risk Arbitrage
U.S. Convertible Securities            Balanced Value            Merchant Banking
Global Convertible Securities                                    Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-traded equities of U.S. and international gold companies.


     The Mutual Funds have a long-term record of achieving high returns compared against similar investment products. From December 31, 1987 through September 30, 1998, the Company's assets under management in Mutual Funds have increased at a compound annual growth rate of approximately 28%. As of September 30, 1998, one of the Gabelli funds and one of the Gabelli Westwood funds were ranked by Morningstar as "five stars" (its highest rating) and five of the Gabelli funds and one of the Gabelli Westwood funds as "four stars", in each case, on an overall basis (i.e. based on three-, five- and ten-year risk adjusted average returns). At September 30, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar were in open-end Mutual Funds ranked "three stars" or better, with 5% of such assets in open-end Mutual Funds ranked "five stars" and 72% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis. The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. In addition, Mario J. Gabelli, Chief Investment Officer of the Company, was named as the Domestic Equity Fund Manager of the Year for 1997 by Morningstar. There can be no assurance, however, that these funds will be able to maintain such ratings or that past performance will be indicative of future results.


     The Company's long-term strategic goal is to continue to expand its asset management capabilities in order to provide a range of products suitable to meet the diverse requirements of its clients. The Company was originally founded in 1976 as a brokerage firm and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980s, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed income products. Since then, the Company has continued to build its franchise by expanding its investment management capabilities through the addition of industry specific, international, global, and real asset oriented product offerings. Throughout its 22-year history, the Company has marketed most of its products under the "Gabelli" brand name.

     The Company believes that its growth to date can be largely credited to the following:

- LONG-TERM FUND PERFORMANCE: The Company has a long-term record of achieving relatively high returns for its Mutual Fund and Separate Account clients when compared to similar investment products. The Company believes that its performance record is a competitive advantage and a recognized component of its franchise.

- WIDELY RECOGNIZED "GABELLI" BRAND NAME: For more than 20 years, the Company has consistently advertised in a variety of financial print media, including in publications such as the Wall Street Journal, Money Magazine, Barron's and Investor's Business Daily. The Company believes that the breadth and consistency of its advertising has enhanced investor awareness of its product offerings and of the "Gabelli" brand name.

- DIVERSIFIED PRODUCT OFFERINGS: Since the inception of its investment management activities, the Company has sought to expand the breadth of it's product offerings. The Company currently offers a wide spectrum of investment products and strategies, including product offerings in U.S. equities, U.S. fixed income, global and international equities, convertible securities, U.S. balanced and alternative products.

- STRONG INDUSTRY FUNDAMENTALS: According to data compiled by the U.S. Federal Reserve, the investment management industry has grown faster than more traditional segments of the financial services industry, including the banking and insurance industries. The Company believes that demographic trends and the growing role of money managers in the placement of capital compared to the traditional role played by banks and life insurance companies will result in continued growth of the investment management industry.

BUSINESS STRATEGY

     The Company intends to grow its franchise by leveraging its competitive asset management strengths, including its long-term performance record, brand name, diverse product offerings and experienced research, client service and investment staff. In order to achieve continued growth in assets under management and profitability, the Company will continue to pursue its business strategy, the key elements of which include:


- BROADENING AND STRENGTHENING THE GABELLI BRAND. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen its brand name identity by, among other things, increasing its marketing and advertising to provide a uniform global image. The Company believes that with its brand name recognition, it has the capacity to create new products and services around the core Gabelli brand to complement its existing product offerings. For example, in 1998, the Company launched the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund.



- EXPANDING MUTUAL FUND DISTRIBUTION. The Company intends to continue expanding its distribution network through Third-Party Distribution Programs, particularly NTF Programs. In recent years, the Company has realized significant growth in its mutual fund assets under management through alliances with "mutual fund supermarkets" and other Third-Party Distribution Programs, through which its Mutual Funds are made available to investors. As of September 30, 1998, the Company was actively participating in 63 Third-Party Distribution Programs, including the Charles Schwab and Fidelity Investments "mutual fund supermarket" programs. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. Additionally, the Company expects to soon offer investors the ability to purchase mutual fund shares directly through the Internet. The Company has also entered into various marketing alliances and distribution arrangements with leading national brokerage and investment houses.


- INCREASING PENETRATION IN HIGH NET WORTH MARKET. The Company's high net worth business focuses, in general, on serving clients who have established an account relationship of $1 million or more with the Company. According to certain industry estimates, the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15 million by 2010. With the Company's 22-year history of serving this segment, its long-term performance record and brand name recognition, the Company believes that it is well positioned to capitalize on the growth opportunities in this market.

- INCREASING MARKETING FOR INSTITUTIONAL SEPARATE ACCOUNTS. The institutional Separate Accounts business has been primarily developed through direct marketing channels. Historically, third party pension consultants and financial consultants have not been a major source of new institutional Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional investors. As a result, the Company intends both to add marketing personnel to target pension and financial consultants and to expand its efforts through its traditional marketing channels.

- ATTRACTING AND RETAINING EXPERIENCED PROFESSIONALS. Following the Offering, the availability of publicly traded Class A Common Stock will enhance the Company's ability to attract and retain top performing investment professionals. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.

- CAPITALIZING ON ACQUISITIONS AND STRATEGIC ALLIANCES. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions after the Offering because it will be one of a relatively few publicly-traded investment management firms. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.

MUTUAL FUNDS


     The Mutual Funds include 23 open-end Mutual Funds and three closed-end funds which had total assets as of September 30, 1998 of $7.0 billion. The open-end Mutual Funds are available to individuals and institutions primarily on a no-load basis, while the closed-end funds are listed and traded on the NYSE. At September 30, 1998, the open-end funds had total assets of $5.5 billion and the closed-end funds had total assets of $1.5 billion. The assets managed in the closed-end funds represent approximately 21% of the assets in the Mutual Funds and 11% of the total assets under management of the Company at September 30, 1998. The Company's assets under management consist of a broad range of U.S. and international stock, bond, and money market mutual funds that meet the varied needs and objectives of its Mutual Fund shareholders. At September 30, 1998, over two-thirds of the Company's assets under management in open-end, no-load equity Mutual Funds had been obtained through direct sales relationships.


     The Company, through its affiliates, acts as adviser to all of the Mutual Funds, except with respect to the Gabelli Capital Asset Fund in which the Company acts as a subadviser and Guardian Investment Services Corporation, an unaffiliated company, acts as manager. As subadviser, the Company makes day-to-day investment decisions for the Gabelli Capital Asset Fund.

     Funds Adviser, a wholly owned subsidiary of the Company, acts as the investment adviser for all of the Mutual Funds other than the Gabelli Westwood family of funds and the Treasurer's Funds.


     Gabelli Advisers, Inc. acts as investment adviser to the Gabelli Westwood family of funds and has retained Westwood Management to act as subadviser for five of the six portfolios. Westwood Management is a wholly owned subsidiary of Southwest Securities Group, Inc., a publicly held securities brokerage firm. In its capacity as subadviser, Westwood Management makes day-to-day investment decisions and provides the portfolio management services for five of the six current Gabelli Westwood portfolios. The Gabelli Westwood Mighty Mites(SM) Fund, launched in May 1998, is advised solely by Gabelli Advisers, Inc., using a team investment approach, without any subadvisers. Westwood Management owns 100% of the Class A common stock of Gabelli Advisers, Inc. (representing 20% of the economic interest), and is not an affiliate of the Company. The Company believes that Gabelli Advisers, Inc. will serve as a platform for future growth and diversification of the Company's product line.


     Gabelli Fixed Income, LLC currently manages short-term and short-intermediate term fixed income securities for the Treasurer's Funds as well as for the Separate Accounts. In the future, the Company plans to further increase and diversify the number of fixed income products offered by Gabelli Fixed Income, LLC. Certain members of senior management of Gabelli Fixed Income, LLC own a 19.9% equity interest in it.

     The following table lists the Mutual Funds, together with the Morningstar overall rating (where rated, which ratings are not available for the money-market Mutual Funds and the Mutual Funds containing 18% of the assets under management in the Mutual Funds), the portfolio manager(s) and associate portfolio managers(s) for such Mutual Fund, and provides a description of the primary investment objective, fund characteristics, fees, the date that the Mutual Fund was initially offered to investors and the assets under management in the Mutual Fund as of September 30, 1998.



                                                                                                          NET ASSETS
                                                                                                             AS OF
             FUND                                                          ADVISORY   12B-1   INITIAL    SEPTEMBER 30,
(MORNINGSTAR OVERALL RATING)(1)          PRIMARY               FUND          FEES     FEES     OFFER         1998
     PORTFOLIO MANAGER(S)         INVESTMENT OBJECTIVE    CHARACTERISTICS    (%)       (%)      DATE    ($ IN MILLIONS)
-------------------------------  -----------------------  ---------------  --------   -----   --------  ---------------
GABELLI OPEN-END FUNDS:


Gabelli International Growth     Capital appreciation by  No-load,           1.00      .25    06/30/95         25.2
Fund, Inc.                       investing primarily in   Open-end,
(GRAPHIC - 5 STARS)              equity securities of     Diversified
                                 foreign companies with
    Caesar M.P. Bryan            rapid growth in
                                 revenues and earnings.


The Gabelli Growth Fund          Capital appreciation     No-load,           1.00      .25    04/10/87      1,405.5
(GRAPHIC - 4 STARS)              from companies that      Open-end,
                                 have favorable, yet      Diversified
    Howard F. Ward               undervalued, prospects
    Donald C. Jenkins            for earnings growth.
                                 Invests in equity
                                 securities of companies
                                 that have above-average
                                 or expanding market
                                 shares and profit
                                 margins.


The Gabelli Asset Fund           Growth of capital as a   No-load,           1.00      .25    03/03/86      1,373.7
(GRAPHIC - 4 STARS)              primary investment       Open-end,
                                 objective, with current  Diversified
    Mario J. Gabelli             income as a secondary
                                 investment objective.
                                 Invests in equity
                                 securities of companies
                                 selling at a
                                 significant discount to
                                 their private market
                                 value.


The Gabelli Global               High level of capital    No-load,           1.00      .25    11/01/94        136.5
Telecommunications Fund          appreciation through     Open-end,
(GRAPHIC - 4 STARS)              worldwide investments    Non-diversified
                                 in equity securities,
    Mario J. Gabelli             including the U.S.,
    Marc J. Gabelli              primarily in the
                                 telecommunications
                                 industry.


The Gabelli Equity Income Fund   High level of total      No-load,           1.00      .25    01/02/92         79.7
(GRAPHIC - 4 STARS)              return with an emphasis  Open-end,
                                 on income producing      Diversified
    Mario J. Gabelli             equities with yields
    James Foung                  greater than the S&P
                                 500 average.

                                                                                                          NET ASSETS
                                                                                                             AS OF
             FUND                                                          ADVISORY   12B-1   INITIAL    SEPTEMBER 30,
(MORNINGSTAR OVERALL RATING)(1)          PRIMARY               FUND          FEES     FEES     OFFER         1998
     PORTFOLIO MANAGER(S)         INVESTMENT OBJECTIVE    CHARACTERISTICS    (%)       (%)      DATE    ($ IN MILLIONS)
-------------------------------  -----------------------  ---------------  --------   -----   --------  ---------------


The Gabelli Global Interactive   High level of capital    No-load,           1.00      .25    02/07/94         62.7
Couch Potato(R) Fund             appreciation through     Open-end,
(GRAPHIC - 4 STARS)              investment in a          Non-diversified
                                 portfolio of equity
    Marc J. Gabelli              securities focused on
                                 the entertainment,
                                 media and
                                 communications sectors.


The Gabelli Value Fund Inc.      High level of capital    Load, Open-end,    1.00      .25    09/29/89        676.5
(GRAPHIC - 3 STARS)              appreciation from        Non-diversified
                                 undervalued equity
    Mario J. Gabelli             securities that are
                                 held in a concentrated
                                 portfolio.


The Gabelli Small Cap Growth     High level of capital    No-load,           1.00      .25    10/22/91        277.8
Fund                             appreciation from        Open-end,
(GRAPHIC - 3 STARS)              equity securities of     Diversified
                                 smaller companies with
    Mario J. Gabelli             market capitalization
                                 of $500 million or
                                 less.


The Gabelli ABC Fund             Total returns from       No-load,           1.00      .25    05/14/93         41.2
(GRAPHIC - 3 STARS)              equity and debt          Open-end,
                                 securities that are      Non-diversified
    Mario J. Gabelli             attractive to investors
                                 in various market
                                 conditions without
                                 excessive risk of
                                 capital loss.


The Gabelli Global Convertible   High level of total      No-load,           1.00      .25    02/03/94          6.9
Securities Fund                  return through a         Open-end,
(GRAPHIC - 2 STARS)              combination of current   Non-diversified
                                 income and capital
    A. Hartswell Woodson, III    appreciation through
                                 investment in
                                 convertible securities
                                 of U.S. and non-U.S.
                                 issuers.


Gabelli Gold Fund, Inc.          Seeks capital            No-load,           1.00      .25    07/11/94         13.1
(GRAPHIC - 1 STAR)               appreciation and         Open-end,
                                 employs a value          Diversified
    Caesar M.P. Bryan            approach to investing
                                 primarily in equity
                                 securities of
                                 gold-related companies
                                 worldwide.

Gabelli U.S. Treasury Money      High current income      Money Market,       .30      n/a    10/01/92        314.4
Market Fund                      with preservation of     Open-end,
(Not rated)                      principal and            Diversified
                                 liquidity, while
    Judith A. Raneri             striving to keep
                                 expenses among the
                                 lowest of all U.S.
                                 Treasury money market
                                 funds.

                                                                                                          NET ASSETS
                                                                                                             AS OF
             FUND                                                          ADVISORY   12B-1   INITIAL    SEPTEMBER 30,
(MORNINGSTAR OVERALL RATING)(1)          PRIMARY               FUND          FEES     FEES     OFFER         1998
     PORTFOLIO MANAGER(S)         INVESTMENT OBJECTIVE    CHARACTERISTICS    (%)       (%)      DATE    ($ IN MILLIONS)
-------------------------------  -----------------------  ---------------  --------   -----   --------  ---------------
Gabelli Capital Asset Fund       Capital appreciation     No-load,            .75      n/a    05/01/95        134.3
(Not rated)                      from equity securities   Open-end,
                                 of companies selling at  Diversified
    Mario J. Gabelli             a significant discount   Variable
                                 to their private market  Annuity
                                 value.

The Gabelli Global Opportunity   High level of capital    No-load,           1.00      .25    05/11/98          5.0
Fund                             appreciation through     Open-end,
(Not rated)                      worldwide investments    Non-diversified
                                 in equity securities.
    Caesar M.P. Bryan
    Marc J. Gabelli

GABELLI WESTWOOD OPEN-END FUNDS:


Gabelli Westwood Equity Fund     Capital appreciation     Retail Class:      1.00      .25    01/02/87        177.9
(GRAPHIC - 5 STARS)              through a diversified    No-load,
                                 portfolio of equity      Open-end,                    .50
    Susan M. Byrne               securities using a top-  Diversified
                                 down approach that       Service Class:
                                 begins with an analysis  Load,
                                 of the broad, long-term  Open-end,
                                 trends in the economy    Diversified
                                 and an assessment of
                                 the business cycle
                                 which identifies
                                 sectors that will
                                 benefit from that
                                 environment.


Gabelli Westwood Balanced Fund   Both capital             Retail Class:       .75      .25    10/01/91        142.8
(GRAPHIC - 4 STARS)              appreciation and         No-load,
                                 current income using     Open-end,                    .50
    Susan M. Bryne               portfolios containing    Diversified
    Patricia Fraze               stocks, bonds, and cash  Service Class:
                                 as appropriate in light  Load, Open-
                                 of current economic and  end,
                                 business conditions.     Diversified


Gabelli Westwood Intermediate    Total return and         No-load,            .60      .25    04/06/93          7.6
Bond Fund                        current income, while    Open-end,
(GRAPHIC - 3 STARS)              limiting risk to         Diversified
                                 principal. Pursues
    Patricia Fraze               higher yields than
                                 shorter maturity funds,
                                 and has more price
                                 stability than
                                 generally higher
                                 yielding long-term
                                 funds.

Gabelli Westwood                 Long-term capital        No-load,           1.00      .25    04/15/97         11.7
SmallCap                         appreciation, investing  Open-end,
Equity Fund                      at least 65% of its      Diversified
(Not rated)                      assets in equity
                                 securities of companies
    Lynda Calkin                 with market
                                 capitalizations of $1
                                 billion or less.

                                                                                                          NET ASSETS
                                                                                                             AS OF
             FUND                                                          ADVISORY   12B-1   INITIAL    SEPTEMBER 30,
(MORNINGSTAR OVERALL RATING)(1)          PRIMARY               FUND          FEES     FEES     OFFER         1998
     PORTFOLIO MANAGER(S)         INVESTMENT OBJECTIVE    CHARACTERISTICS    (%)       (%)      DATE    ($ IN MILLIONS)
-------------------------------  -----------------------  ---------------  --------   -----   --------  ---------------
Gabelli Westwood Mighty          Long-term capital        No-load,           1.00      .25    05/11/98          4.8
Mites(SM) Fund                   appreciation by          Open-end,
(Not rated)                      investing primarily in   Diversified
                                 equity securities with
    Mario J. Gabelli             market capitalizations
    Marc J. Gabelli              of $300 million or
    Laura K. Linehan             less.
    Walter K. Walsh

Gabelli Westwood Realty Fund     Long-term capital        No-load,           1.00      .25    09/30/97          1.8
(Not rated)                      appreciation as well as  Open-end,
                                 current income,          Diversified
    Susan M. Bryne               investing in equity
                                 securities that are
                                 primarily engaged in or
                                 related to the real
                                 estate industry.
THE TREASURER'S OPEN-END MONEY MARKET FUNDS:
The Treasurer's Fund, Inc.       Current income with      No-load,            .30      n/a    01/01/88        345.0
-- Domestic Prime Money Market   preservation of          Open-end,
Portfolio                        principal and liquidity  Diversified
(Not rated)                      through investment in
                                 U.S. Treasury
    Judith A. Raneri             securities and
                                 corporate bonds.

The Treasurer's Fund, Inc.       Current income with      No-load,            .30      n/a    12/18/87        207.5
-- Tax Exempt Money Market       preservation of          Open-end,
Portfolio                        principal and liquidity  Non-diversified
(Not rated)                      through investment in
                                 U.S. municipal bond
    Judith A. Raneri             securities.

The Treasurer's Fund, Inc.       Current income with      No-load,            .30      n/a    07/25/90        111.6
-- U.S. Treasury Money Market    preservation of          Open-end,
Portfolio                        principal and liquidity  Diversified
(Not rated)                      through investment in
                                 U.S. Treasury
    Judith A. Raneri             securities.
GABELLI CLOSED-END FUNDS:


The Gabelli Equity Trust Inc.    Long-term growth of      Closed-end,        1.00      n/a    08/14/86      1,212.8
(GRAPHIC - 3 STARS)              capital by investing in  Non-Diversified
                                 equity securities.       NYSE
    Mario J. Gabelli                                      Symbol: GAB


The Gabelli Convertible          High total return from   Closed-end,        1.00      n/a    07/03/89        116.8
Securities Fund, Inc.            investing primarily in   Diversified
(GRAPHIC - 3 STARS)              convertible              NYSE
                                 instruments.             Symbol: GCV
    Mario J. Gabelli

The Gabelli Global Multimedia    Long-term capital        Closed-end,        1.00      n/a    11/15/94        141.2
Trust Inc.                       appreciation from        Non-Diversified
(Not rated)                      equity investments in    NYSE
                                 global                   Symbol: GGT
    Mario J. Gabelli             telecommunications,
                                 media, publishing and
                                 entertainment holdings.


---------------

(1) Morningstar proprietary ratings reflect historical risk adjusted performance as of September 30, 1998 and are subject to change every month. Overall Morningstar ratings are calculated from the fund's three-, five- and ten-year average annual returns, as available, in excess of 90 day T-bill returns with appropriate fee adjustments and a risk factor that reflects fund performance below 90 day T-bill returns. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the last 10% receive one star.

     Shareholders of the no-load open-end Mutual Funds are allowed to exchange shares among the funds as economic and market conditions and investor needs change at no additional cost. The Company periodically introduces new mutual funds designed to complement and expand its investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of clients.


     The Company's marketing efforts for the Mutual Funds are currently focused on increasing the distribution and sales of its existing funds, as well as creating new products for sale through its distribution channels. The Company believes that its marketing efforts for the Mutual Funds will continue to generate additional revenues from investment advisory fees. The Company has traditionally distributed most of its open-end Mutual Funds by using a variety of direct response marketing techniques, including telemarketing and advertising, and as a result the Company maintains direct relationships with a majority of its no-load open-end Mutual Fund customers. Beginning in late 1995, the Company expanded its product distribution by offering additional open-end Mutual Funds through Third-Party Distribution Programs, including NTF Programs. In 1997 and through the first nine months of 1998, the Company further expanded these efforts to include substantially all of its open-end Mutual Funds in over 60 Third-Party Distribution Programs. Although most of the assets under management in the open-end Mutual Funds are still attributable to the Company's direct response marketing efforts, Third-Party Distribution Programs, particularly NTF Programs, have become an increasingly important source of asset growth for the Company. Of the $5.5 billion of assets under management in the open-end Mutual Funds as of September 30, 1998, approximately 16% were generated from NTF Programs. Sales (net of redemptions) of the Company's open-end Mutual Funds through the NTF Programs were approximately $96 million, $194 million and $481 million for the first and second halves of 1997 and the first half of 1998, respectively. In the first nine months of 1998, sales (net of redemptions) of the Mutual Funds were $1.0 billion, of which approximately 50% was generated from direct marketing and approximately 50% was generated from the NTF Programs. In general, distribution through Third-Party Distribution Programs has greater variable cost components and lower fixed cost components than distribution through the Company's traditional direct sales methods.


     The Company provides investment advisory and management services pursuant to an investment management agreement with each Mutual Fund. While the specific terms of the Investment Management Agreements vary to some degree, the basic terms of the Investment Management Agreements are similar. The Investment Management Agreements with the Mutual Funds generally provide that the Company is responsible for the overall investment and administrative services, subject to the oversight of each Mutual Fund's board of directors and in accordance with each Mutual Fund's fundamental investment objectives and policies. Investment Management Agreements permit the Company to enter into separate agreements for administrative and accounting services on behalf of the respective Mutual Funds.

     The Company provides the Mutual Funds with administrative services pursuant to management contracts. Most of these administrative services are provided through subcontracts with unaffiliated third parties. Such services include, without limitation, calculation of net asset value, preparation of financial reports for shareholders of the Mutual Funds, internal accounting, tax accounting and reporting, regulatory filings, and other services. Transfer agency and custodial services are provided directly to the Mutual Funds by third-parties.

     The Company's Mutual Fund investment advisory agreements may continue in effect from year to year only if specifically approved at least annually by (i) the Mutual Fund's board of directors or (ii) the Mutual Fund's shareholders and, in either case, the vote of a majority of the Mutual Fund's directors who are not parties to the agreement or "interested persons" of any such party. Each agreement automatically terminates in the event of its "assignment" as defined in the Investment Company Act or the Investment Advisers Act and may be terminated without penalty by the Mutual Fund by giving the Company 60 days' written notice, if the termination has been approved by a majority of the Mutual Fund's directors or shareholders. The Offering will not constitute an "assignment" for the purposes of the Investment Company Act or the Investment Advisers Act. The Company may terminate an investment management agreement without penalty on 60 days' written notice.

SEPARATE ACCOUNTS


     Since 1977, the Company has provided investment management services, through its subsidiary Gabelli Asset Management Company, to a broad spectrum of institutional and high net worth investors. As of September 30, 1998, the Company had approximately 950 Separate Accounts with an aggregate of approximately $6.7 billion of assets, which represent approximately 48% of the total assets under management of the Company at September 30, 1998. The ten largest Separate Accounts comprise approximately 15% of the Company's total assets and 7% of the Company's total revenues as of and for the period ended September 30, 1998. The Separate Accounts are invested in U.S. and international equity securities, U.S. fixed-income securities and convertible securities. At September 30, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 79% of the number of Separate Accounts and approximately 25% of the assets, with institutional investors accounting for the balance.


     Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise. Members of the sales and marketing staff for the Separate Accounts business have an average of approximately 10 years of experience with the Company and focus on developing and maintaining long-term relationships with their Separate Account clients in order to be able to understand and meet their individual client's needs. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less.


     The Company's Separate Accounts business is marketed primarily through the direct efforts of its in-house sales force. At September 30, 1998, over 95% of the Company's assets in Separate Accounts (excluding subadvisory assets) were obtained through direct sales relationships. Sales efforts are conducted on a regional and product specialist basis. Clients are generally serviced by a team of individuals, the core of which remain assigned to a specific client from the onset of the client relationship. The Company's sales force maintains direct relationships with corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals that comprise the Company's Separate Accounts business.


PARTNERSHIPS


     The Company offers alternative investment products through its majority-owned subsidiary, GSI. These alternative investments products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies. The Partnerships had $147 million of assets at September 30, 1998. Gabelli Associates Fund had $115 million of assets under management as of September 30, 1998 and invests in merger arbitrage opportunities. Merchant banking activities are carried out through ALCE Partners, L.P. ("Alce"), and Gabelli Multimedia Partners, L.P. ("Multimedia"), both of which are closed to new investors. Aggregate assets for Alce and Multimedia as of September 30, 1998 were approximately $9 million and $6 million, respectively. Gabelli Associates Limited, which had approximately $17 million of assets as of September 30, 1998, is an offshore investment company designed for non-U.S. investors seeking to participate in risk arbitrage opportunities utilizing the same investment objectives and strategies as the Gabelli Associates Fund. The Company also manages the Gabelli International Gold Fund Limited, which as of September 30, 1998 had less than $1 million of assets. The Company's alternative investment products are marketed primarily through its direct sales force. The Company does not expect that assets invested in the Partnerships or other alternative investment products will contribute significantly to the Company's future growth.


BROKERAGE AND MUTUAL FUND DISTRIBUTION

     The Company offers underwriting, execution and trading services through its subsidiary, Gabelli & Company. Gabelli & Company is a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the NASD. Gabelli & Company's revenues are derived primarily from distribution of the Mutual Funds, brokerage commissions and selling concessions on transactions in equity securities for the Mutual Funds, Separate Accounts and other customers, and from underwriting fees and market-making activities.

     The Company distributes the open-end Mutual Funds pursuant to distribution agreements with each open-end Mutual Fund. Under each Distribution Agreement with an open-end Mutual Fund, the Company offers and sells such open-end Mutual Fund's shares on a continual basis and pays all of the costs of marketing and selling the shares of such open-end Mutual Fund, including printing and mailing prospectuses and sales literature, advertising and maintaining sales and customer service personnel and sales and services fulfillment systems, and payments to the sponsors of Third-Party Distribution Programs, financial intermediaries and sales personnel of the Company. The Company receives fees for such services pursuant to Distribution Agreements adopted under provisions of Rule 12b-1. Distribution fees from the open-end Mutual Funds amounted to $4.7 million and $8.8 million for the nine months ended September 30, 1997 and 1998, respectively, and $6.2 million, $7.1 million and $7.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company is the principal underwriter for several funds distributed with a sales charge, including shares of The Gabelli Value Fund Inc. and service class shares of the Gabelli Westwood Equity Fund and the Gabelli Westwood Balanced Fund.


     Each Distribution Agreement is subject to approval annually by the directors or trustees of the applicable Mutual Fund, including a majority of the directors or trustees who are not "interested persons" of the Mutual Fund or the Company within the meaning of the Investment Company Act, cast in person at a meeting called for the purpose of voting on such approval. Each Distribution Agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act, and either party may terminate the agreement without penalty upon 60 days' written notice.

     Under the Distribution Agreements, the open-end Mutual Funds (except the Treasurer's Funds, the Gabelli U.S. Treasury Money Market Fund and the Gabelli Capital Asset Fund) pay the Company a distribution fee of .25% per year (except the Service Class of the Gabelli Westwood Equity and Balanced Funds which pay
 .50% per year) on the average daily net assets of the fund. Each Distribution Agreement is subject to annual approval by a majority of the directors who are not "interested" directors and have no direct or indirect financial interest in the Distribution Agreement or any agreement under the Distribution Agreement, cast in person at a meeting called for the purpose of voting on such approval. Each Mutual Fund may terminate its Distribution Agreement or any agreement under the Distribution Agreement at any time (if upon 60 days' written notice in the case of such agreements) by a vote of the majority of the directors cast in person at a meeting called for the purpose of voting on such termination or by a vote of the holders of at least a majority of the outstanding voting securities of the open-end Mutual Funds.


     Gabelli & Company is involved in external syndicated underwriting activities. For the nine months ended September 30, 1998, Gabelli & Company participated as an underwriter in 28 syndicated underwritings with commitments totaling $95 million for public equity and debt offerings managed by major investment banks. During 1997, Gabelli & Company participated in 35 syndicated underwritings with commitments totaling $51 million.


COMPETITION

     The Company competes with mutual fund companies and other investment management firms, insurance companies, banks, brokerage firms and other financial institutions that offer products which have similar features and investment objectives to those offered by the Company. Many of the investment management firms with which the Company competes are subsidiaries of large diversified financial companies and many others are much larger in terms of assets under management and revenues and, accordingly, have much larger sales organizations and marketing budgets. Historically, the Company has competed primarily on the basis of the long-term investment performance of many of its funds. However, the Company has determined that competing primarily on the basis of performance is inadequate and accordingly, the Company has taken steps over the past two years to substantially increase its distribution channels, brand name awareness and marketing efforts. Although there can be no assurance that the Company will be successful in these efforts, its net sales of Mutual Funds have increased significantly over the past year and the Company's strategy is to continue to devote significant additional resources to its sales and marketing efforts.

     The market for providing investment management services to institutional and high net worth Separate Accounts is also highly competitive. Approximately 41% and 44% of the Company's investment management fee revenues for the nine months ended September 30, 1998 and year ended December 31, 1997 was derived from its Separate Accounts. Selection of investment advisers by U.S. institutional investors is often subject to a screening process and to favorable recommendation by investment industry consultants. Many of these investors require their investment advisers to have a successful and sustained performance record, often five years or longer, and also focus on one and three year performance records. The Company has significantly increased its assets under management on behalf of U.S. institutional investors since its entry into the institutional asset management business in 1977. At the current time, the Company believes that its investment performance record would be attractive to potential new institutional and high net worth clients and the Company has determined to devote additional resources to the institutional and high net worth investor markets. However, no assurance can be given that the Company's efforts to obtain new business will be successful.


INTELLECTUAL PROPERTY

     Service marks and brand name recognition are important to the Company's business. The Company has rights to the service marks under which its products are offered. The Company has registered certain service marks in the United States and will continue to do so as new trademarks and service marks are developed or acquired. The Company has rights to use (i) the "Gabelli" name,
(ii) the "GAMCO" name, (iii) the research triangle logo, (iv) the "Interactive Couch Potato" name, and (v) the "Mighty Mites" name. Pursuant to an assignment agreement, Mr. Gabelli has assigned to the Company all of his rights, title and interests in and to the "Gabelli" name for use in connection with investment management services. The Company has taken, and will continue to take, action to protect its interests in these service marks.

STAFF


     At November 15, 1998, the Company had a full-time staff of approximately 133 individuals, of whom 41 served in the portfolio management, research and trading areas, 47 served in the marketing and shareholder servicing areas and 45 served in the administrative area. As part of its staff, the Company employs ten portfolio managers for the Mutual Funds, Separate Accounts and Partnerships. Additionally, Westwood Management employs three portfolio managers who advise five of the six portfolios of the Gabelli Westwood family of funds.


PROPERTIES

     As of December 31, 1997, the principal properties leased by the Company for use in its business were as follows:

                         LOCATION                           LEASE EXPIRATION     SQUARE FOOTAGE
                         --------                           ----------------     --------------
Gabelli Funds, Inc. ......................................  December 11, 2001        24,555
One Corporate Center
Rye, New York 10580

Gabelli Funds, Inc. ......................................   April 30, 2013          60,055
401 Theodore Fremd Avenue
Rye, New York 10580

Gabelli & Company, Inc. ..................................   month-to-month           4,177
655 Third Avenue, Suite 1425
New York, New York 10017

Gabelli Funds, Inc. ......................................   month-to-month           1,599
165 West Liberty Street
Reno, Nevada 89501

     All of these properties are used or will be used by the Company as office space. The building and property at 401 Theodore Fremd Avenue were leased from an entity controlled by members of Mr. Gabelli's family, and approximately 35,000 square feet are currently subleased to other tenants. The Company has begun relocating certain departments of the Company to these premises and expects to completely relocate its principal executive office to these premises in the year 2001. See "Certain Relationships and Related Transactions -- Transactions with Mr. Gabelli and Affiliates."


REGULATION

     Virtually all aspects of the Company's businesses are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers and broker-dealers such as the Company have broad administrative powers, including the power to limit, restrict, or prohibit such an adviser or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.

     The business of the Company is subject to regulation at both the federal and state level by the Commission and other regulatory bodies. Subsidiaries of the Company are registered with the Commission under the Investment Advisers Act, and the Mutual Funds are registered with the Commission under the Investment Company Act. Two subsidiaries of the Company are also registered as a broker-dealer with the Commission and are subject to regulation by the NASD and various states.

     The subsidiaries of the Company that are registered with the Commission under the Investment Advisers Act (Funds Adviser, Gabelli Advisers, Inc., Gabelli Fixed Income, LLC and Gabelli Asset Management Company) are regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. The failure of a subsidiary of the Company to comply with the requirements of the Commission could have a material adverse effect on the Company. The Company believes it is in substantial compliance with the requirements of the Commission.

     The Company derives a substantial majority of its revenues from investment advisory services through its investment management agreements. Under the Investment Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Mutual Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the Company. The Offering will not constitute an assignment for these purposes. Accordingly, the Company does not intend to seek approvals of new investment advisory agreements from the shareholders of the registered investment companies it manages or other client consents in connection with these transactions.

     In its capacity as a broker-dealer, Gabelli & Company is required to maintain certain minimum net capital and cash reserves for the benefit of its customers. Gabelli & Company's net capital, as defined, has consistently met or exceeded all minimum requirements. Under the rules and regulations of the Commission promulgated pursuant to the federal securities laws, the Company is subject to periodic examination by the Commission. Gabelli & Company is also subject to periodic examination by the NASD. The most recent examination by the Commission of the Gabelli family of funds was in June 1998 and of the Gabelli Westwood family of funds was in November 1997. The most recent examination of Gabelli & Company by the NASD was in September 1998. There were no material compliance issues reported by either the Commission or the NASD as a result of such examinations.

     Subsidiaries of the Company are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to regulations promulgated thereunder, insofar as they are "fiduciaries" under

ERISA with respect to their clients. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), impose certain duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving ERISA plan clients. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.


     Investments by the Company on behalf of its clients often represent a significant equity ownership position in an issuer's class of stock. As of September 30, 1998, the Company had five percent or more beneficial ownership with respect to more than 85 equity securities. This activity raises frequent regulatory and legal issues regarding the Company's aggregate beneficial ownership level with respect to portfolio securities, including issues relating to issuers' shareholder rights plans or "poison pills," state gaming laws and regulations, federal communications laws and regulations, public utility holding company laws and regulations, federal proxy rules governing shareholder communications and federal laws and regulations regarding the reporting of beneficial ownership positions. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.


     Mr. Gabelli is registered with the U.S. Commodity Futures Trading Commission/National Futures Association as a floor broker and commodity pool operator.

     The Company and certain of its affiliates are subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. In particular, the Company is subject to requirements in numerous jurisdictions regarding reporting of beneficial ownership positions in securities issued by companies whose securities are publicly traded in those countries. In addition, Gabelli Asset Management Company is registered as an international adviser, investment counsel and portfolio manager with the Ontario Securities Commission in Canada in order to market its services to prospective clients which reside in Ontario. Gabelli Associates Limited is organized under the laws of the British Virgin Islands and Gabelli International Gold Fund Limited is organized under the laws of Bermuda.

LEGAL MATTERS

     From time to time, the Company is a defendant in various lawsuits incidental to its business. The Company does not believe that the outcome of any current litigation will have a material effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who will serve as the Company's directors and executive officers upon consummation of the Offering. All directors will serve terms of one year or until the election of their respective successors.

NAME                   AGE                              POSITION
----                   ---                              --------
Mario J. Gabelli.....  56     Chairman of the Board, Chief Executive Officer and Chief
                              Investment Officer, Director
Stephen G. Bondi.....  40     Executive Vice President -- Finance and Administration
James E. McKee.......  35     Vice President, General Counsel and Secretary
Robert S. Zuccaro....  41     Vice President and Chief Financial Officer
Douglas R.
  Jamieson...........  43     Executive Vice President and Chief Operating Officer of
                              Gabelli Asset Management Company
Bruce N. Alpert......  46     Vice President and Chief Operating Officer of Funds Adviser
Charles C. Baum......  56     Director
Richard B. Black.....  65     Director
Marc J. Gabelli......  30     Director
Matthew R. Gabelli...  28     Director
Eamon M. Kelly.......  62     Director
Karl Otto Pohl.......  69     Director


     MARIO J. GABELLI has served as Chairman, Chief Executive Officer and Chief Investment Officer of the Company and Gabelli Partners since November 1976. In connection with those responsibilities, he serves as Chairman and/ or President of thirteen registered investment companies managed by Funds Adviser and as the primary Portfolio Manager for a significant majority of the Company's assets under management. Mr. Gabelli also serves as a Governor of the American Stock Exchange, Chairman and Chief Executive Officer of Lynch Corporation, a public company engaged in multimedia, specialized transportation and manufacturing and as a director of East/West Communications, Inc., a publicly-held communications services company. In addition, Mr. Gabelli is also the sole employee of MJG Associates, Inc., which acts as a general partner of an equity fund, Gabelli Performance Partnership L.P., and investment manager of various offshore investment companies and other accounts. Prior to founding the Company, Mr. Gabelli served as a research analyst at William D. Witter from 1975 through 1977 and as a Vice President of Loeb, Rhoades & Co. from 1967 through 1975. Mr. Gabelli received a B.S. from Fordham University and an M.B.A. from Columbia University Graduate School of Business. Mr. Gabelli is the father of Marc J. Gabelli and Matthew R. Gabelli.



     STEPHEN G. BONDI joined the Company in 1982 and has served as Executive Vice President -- Finance and Administration of the Company since 1997 and from 1982 to 1997 as a financial officer in various capacities. Mr. Bondi also serves as Vice President of Gabelli Asset Management Company, GSI, and Gabelli & Company and is also a director of Gabelli & Company. Prior to joining the Company, Mr. Bondi was an accountant with the accounting firm of Spicer & Oppenheim. He holds a B.B.A. in Accounting from Hofstra University, received an M.B.A. from Columbia University Graduate School of Business and is a Certified Public Accountant.


     JAMES E. MCKEE has served as Vice President, General Counsel and Secretary of the Company since August 1995 and as Vice President, General Counsel and Secretary of Gabelli Asset Management Company since December, 1993. Mr. McKee also serves as Secretary of the Company's subsidiaries and all of the Mutual Funds except the Treasurer's Funds. Prior to joining the Company, he was a Branch Chief with the Commission in New York from 1992 to 1993 and a Staff Attorney with the Commission from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies. Mr. McKee received a B.A. from the University of Michigan and a J.D. from the University of Virginia School of Law.

     ROBERT S. ZUCCARO has served as Vice President and Chief Financial Officer of the Company since June 1, 1998. Prior to joining the Company, he was Vice President and Treasurer of Cybex International, Inc., an international, publicly held manufacturer of medical, rehabilitative and fitness products from 1992 to 1997 and as its Corporate Controller since 1984. Mr. Zuccaro was previously with Shearson Lehman Bros. from 1983 to 1984 and with Ernst & Young from 1979 to 1983. Mr. Zuccaro received a B.S. in Accounting from C.W. Post College and is a Certified Public Accountant.



     DOUGLAS R. JAMIESON has served as Executive Vice President and Chief Operating Officer of Gabelli Asset Management Company since 1986 and as a director since 1991. Mr. Jamieson was an investment analyst with the Company from 1981 to 1986. Mr. Jamieson received a B.A. from Bucknell University and an M.B.A. from Columbia University Graduate School of Business.


     BRUCE N. ALPERT has served as Vice President and Chief Operating Officer of Funds Adviser since June 1988. Mr. Alpert is an officer of all of the Mutual Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. Prior to June 1988 he worked at the InterCapital Division of Dean Witter from 1986 to 1988 as Vice President and Treasurer of the Mutual Funds sponsored by Dean Witter. From 1983 through 1986 he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of Mutual Funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert received a B.S. in Management Science and an M.B.A. from Rensselaer Polytechnic Institute and is a Certified Public Accountant.

     CHARLES C. BAUM joined the Company's Board of Directors in October 1992. Mr. Baum is also Chairman and Chief Executive Officer of The Morgan Group, Inc., a transportation services company and subsidiary of Lynch Corporation, since August 1992 as well as Treasurer of United Holdings Co., Inc. and its predecessors and affiliates since 1973. United Holdings Co., Inc. was involved in the metal business until 1990 when it shifted focus to concentrate on investments in real estate and securities. Mr. Baum is also a director of United Holdings Co.; Shapiro Robinson & Associates, a firm which represents professional athletes; and Municipal Mortgage and Equity LLC, a company engaged in the business of mortgage financing. Mr. Baum received an A.B. from Princeton University, an M.B.A. from Harvard Business School and an LLB from Maryland Law School.

     RICHARD B. BLACK originally joined the Company's Board of Directors in November 1982. He currently serves as President and director of Oak Technology, Inc., an international supplier of semiconductors, as well as Chairman and Director of ECRM, Incorporated, an international supplier of electronic imaging devices to the publishing and graphic arts industries. Mr. Black also serves as a director of Benedetto, Gartland & Greene, Inc.; General Scanning, Inc.; Grand Eagle Companies, Inc.; and The Morgan Group, Inc. Mr. Black was Chairman and Chief Executive Officer of AM International, Inc. from 1981 to 1982; President and Chief Executive Officer of Alusuisse of America (Swiss Aluminum of America) from 1979 to 1981; Chairman of the Board, President and Chief Executive Officer of Maremont Corporation from 1967 to 1979, an automotive parts manufacturer with world-wide distribution. Mr. Black received a B.S. in Engineering from Texas A&M University and an M.B.A. from Harvard University, and he was awarded an Honorary Doctorate of Humane Letters Degree from Beloit College.

     MARC J. GABELLI has served as a director and as a Managing Director of the Company since March 1996. Mr. Gabelli has served as Portfolio Manager of Gabelli Asset Management Company and several of the Mutual Funds and has served as Vice President of Research of Gabelli & Company. Mr. Gabelli also serves as President of Gabelli Securities International Limited ("Gabelli Securities International") and Gemini Capital Management Limited, an offshore investment advisor. Prior to joining the Company in 1993, he worked at Lehman Brothers International from June 1989 to February 1993, having research and arbitrage responsibilities. Mr. Gabelli received a B.A. in Economics from Boston College. Marc J. Gabelli is the son of Mario J. Gabelli and the brother of Matthew R. Gabelli.

     MATTHEW R. GABELLI joined the Company's Board of Directors in January 1998 and has served in various capacities in equity capital markets for Gabelli & Company since April 1998. Prior to joining the Company, Mr. Gabelli served as a sales trader with the brokerage firm Cantor Fitzgerald & Co. Mr. Gabelli received a

B.A. from Boston College in 1994. Matthew R. Gabelli is the son of Mario J. Gabelli and the brother of Marc J. Gabelli.

     EAMON M. KELLY joined the Company's Board of Directors in October 1992. Dr. Kelly is currently serving as a Professor at the Payson Center for International Development and Technology Transfer as well as in other departments at Tulane University, New Orleans. From 1981 through July 1998, he served as President and Chief Executive Officer of Tulane University. From 1974 to 1979, Dr. Kelly served in numerous positions, including Officer-in-Charge of Program Related Investments at the Ford Foundation, a philanthropic organization with initiatives in community and housing development, communications and public television, resources and environment, higher and public education, the arts and minority enterprises. Dr. Kelly's career includes numerous appointments, most recently, the appointments by President Clinton in 1995 to the National Science Board (NSB) (the governing board of the National Science Foundation); and in 1994 to the National Security Education Board (NSEB). Dr. Kelly received a B.S. from Fordham University, and his M.S. and PhD. in Economics from Columbia University.

     KARL OTTO POHL joined the Company's Board of Directors in April 1998. Mr. Pohl is a member of the Shareholder Committee of Sal Oppenheim Jr., & Cie., private investment bank. Currently Mr. Pohl is a director/trustee of all of the Mutual Funds and serves as a board member of Zurich Versicherungs-Gesellshaft (Insurance), the International Council for J.P. Morgan & Co., and TrizecHahn Corp. Mr. Pohl is a former President of the Deutsche Bundesbank, Germany's Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

     Prior to completion of the Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each comprised of at least two independent directors, an Executive Committee and a Nominating Committee. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Stock Option Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. In the absence of a meeting of the Board of Directors, the Executive Committee is empowered to exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company, except that the Executive Committee is not permitted to take any action that committees are expressly prohibited from taking under the terms of the Certificate of Incorporation, the Bylaws, or the laws of the State of New York. The Nominating Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors, and propose nominations for Board memberships for approval by the Board of Directors and submission to the shareholders of the Company for approval.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors (the "Non-Employee Directors") do not currently receive a fee for their service as directors, although the Board of Directors may determine to pay such a fee in the future. The Company will reimburse all directors of the Company for travel expenses incurred in attending meetings of the Board of Directors and its committees. See "Certain Relationships and Related Transactions -- Transactions with Others."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded to, earned by or paid to the Company's Chairman of the Board, Chief Executive Officer and Chief Investment Officer and the four other most highly paid executive officers of the Company who served as executive officers of the Company as of December 31, 1997 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during 1997.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                       ------------------------------------------
                                                                     OTHER ANNUAL     ALL OTHER
NAMES AND PRINCIPAL POSITIONS          YEAR   SALARY      BONUS      COMPENSATION    COMPENSATION
-----------------------------          ----  --------    --------    ------------    ------------
Mario J. Gabelli.....................  1997  $           $             $               $
  Chairman of the Board, Chief
  Executive Officer and Chief
  Investment Officer
Douglas R. Jamieson..................  1997  $           $             $               $
  Executive Vice President and Chief
  Operating Officer of Gabelli Asset
  Management Company
Bruce N. Alpert......................  1997  $           $             $               $
  Vice President and Chief Operating
  Officer of Funds Adviser
Stephen G. Bondi.....................  1997  $           $             $               $
  Executive Vice President -- Finance
  and Administration
James E. McKee.......................  1997  $           $             $               $
  Vice President, General Counsel and
  Secretary

EMPLOYMENT AGREEMENTS

     Mr. Gabelli has entered into an Employment Agreement with the Company relating to his service as Chairman of the Board, Chief Executive Officer, Chief Investment Officer, an executive for certain subsidiaries, and Portfolio Manager for certain Mutual Funds and Separate Accounts, effective as of the consummation of the Offering. Under the Employment Agreement, Mr. Gabelli will receive, in addition to his portfolio management compensation and account executive fees, an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. This incentive-based management fee will be subject to review at least annually by an independent committee of the Board. Mr. Gabelli has agreed that while he is employed by the Company or for five years from the consummation of the Offering, whichever is longer, he will not provide investment management services outside of the Company, except for the Permissible Accounts. Pursuant to the Employment Agreement, Mr. Gabelli will also receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. The deductions for amounts paid under the Employment Agreement are not expected to be limited by Section 162(m) of the Code ("Section 162(m)") for federal income tax purposes. The Employment Agreement may not be amended without the approval of an independent committee of the Board.

     The Company has also entered into employment agreements and other arrangements with several of its other key investment professionals which are designed to retain them through variable compensation, equity ownership, stock options, other incentives and non-solicitation or non-compete provisions. For example, three of the Company's portfolio managers have employment agreements with terms extending beyond January 2000 setting forth their compensation and incentive arrangements and including certain restrictive covenants.

1998 STOCK AWARD AND INCENTIVE PLAN

  In General

     The Company, subject to the approval of its shareholders, has adopted the Gabelli Asset Management Inc. 1998 Stock Award and Incentive Plan (the "Plan"). A maximum of 1,500,000 shares of Class A Common Stock has been reserved for issuance under the Plan, generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event.

     Pursuant to the Plan, there may be granted stock options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights (either in connection with stock options granted under the Plan or independent of options), restricted stock, restricted stock units, dividend equivalents and other stock- or cash-based awards ("Awards"). After the consummation of the Offering, the Plan is intended to satisfy any applicable requirements of Rule 16b-3 ("Rule 16b-3") promulgated under Section 16 of the Exchange Act and the deductions for amounts paid under the Plan are not expected to be limited by Section 162(m) for federal income tax purposes and will be interpreted in a manner consistent with the requirements thereof.

     The Plan will be administered by a committee established by the Board of Directors, consisting of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) and a "nonemployee director" within the meaning of Rule 16b-3 (the "Committee"). The Committee shall have full authority, subject to the provisions of the Plan, to, among other things, determine the persons to whom Awards will be granted, determine the terms and conditions (including any applicable performance criteria) of such Awards, and prescribe, amend and rescind rules and regulations relating to the Plan.

     Grants of Awards may be made under the Plan to selected employees, independent contractors and directors of the Company and its present or future affiliates, at the discretion of the Committee.

  Stock Options and Appreciation Rights

     Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of Class A Common Stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of Class A Common Stock on the date of grant. The exercise price may be paid in cash, by the surrender or withholding of Class A Common Stock or through a "broker's cashless exercise" procedure.

     Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the stock appreciation right is exercised over either the fair market value of a share of Class A Common Stock on the date of grant (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, Class A Common Stock or both, as specified in the Award agreement or determined by the Committee.

     Stock options and stock appreciation rights will be exercisable at such times and upon such conditions as the Committee may determine, as reflected in the applicable Award agreement. In addition, all stock options and stock appreciation rights will become exercisable in the event of a "change in control" of the Company. The exercise period shall be determined by the Committee except that, in the case of an incentive stock option, such exercise period shall not exceed ten years from the date of grant of such incentive stock option.

     Except to the extent that the applicable Award agreement provides otherwise, in the event that the employment of a participant shall terminate, the right to exercise stock options and stock appreciation rights will cease.

  Restricted Stock and Restricted Stock Units

     A restricted stock award is an award of Class A Common Stock or Class B Common Stock ("Restricted Stock") and a restricted stock unit award is an Award of the right to receive cash or Class A Common Stock or Class B Common Stock ("Restricted Stock Unit") at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of preestab-lished performance goals), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award agreement relating to the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a shareholder, including without limitation the right to vote and the right to receive dividends thereon. The Committee has the authority to cancel all or any portion of any outstanding restrictions. In addition, all restrictions affecting the awarded shares or units will lapse in the event of a "change in control" of the Company.

     Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, Restricted Stock, Restricted Stock Units and any accrued but unpaid dividends or Dividend Equivalents (as defined below) that are at that time subject to restrictions will be forfeited unless the Committee provides, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

  Other Awards

     The Committee may grant to a participant the right to receive cash in lieu of Class A Common Stock equal in value to dividends paid with respect to a specified number of shares of Class A Common Stock ("Dividend Equivalents"). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized to grant Class A Common Stock as a bonus or to grant other Awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, on such terms as shall be determined by the Committee.

  Transferability

     Except as otherwise determined by the Committee, awards granted under the Plan may not be transferred other than by will or by the laws of descent and distribution.

  Amendment and Termination

     The Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part, except that no amendment that requires shareholder approval in order for the Plan to avoid the application of Section 162(m) for federal income tax purposes, or for the Plan to comply with state law, stock exchange requirements or other applicable law will be effective (except as otherwise determined by the Committee) unless such amendment has received the requisite approval of shareholders. In addition, no amendment may be made which adversely affects any of the rights of a participant under any Award theretofore granted, without such participant's consent.

  Outstanding Awards

     Effective with the Offering, the Board of Directors of the Company will grant to certain employees stock options to acquire 1,125,000 shares of Class A Common Stock at an exercise price equal to the public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). These stock options vest three years from the date of consummation of the Offering.

ANNUAL PERFORMANCE INCENTIVE PLAN

     Prior to the consummation of the Offering, the Board will adopt the Gabelli Asset Management Inc. 1998 Annual Performance Incentive Plan (the "Annual Plan"), pursuant to which executive officers and professional staff members of the Company and its subsidiaries will be eligible to receive annual incentive bonuses. The Annual Plan will be administered by the Compensation Committee or a subcommittee thereof. The Annual Plan will be effective for 1998 and each of calendar years 1999, 2000 and 2001, unless extended or terminated earlier by the Board of Directors of the Company. Non-Employee Directors will not be eligible for awards under the Annual Plan.

     Each year the Company will establish target incentive bonuses for participants in the Annual Plan. Bonuses will be payable under the Annual Plan for a year if the Company meets the performance criteria for such year selected for a participant or group of participants by the compensation committee or such subcommittee from among the following: (i) earnings per share growth; (ii) revenue growth; (iii) growth in assets under management; (iv) increase in net income; (v) return on equity; (vi) controlling expenses; and/or (vii) relative performance versus a peer group of companies. The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the Compensation Committee or such subcommittee may deem appropriate.

     In addition, notwithstanding the foregoing, the Compensation Committee or such subcommittee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Compensation Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

     Any such bonuses will be payable as soon as practicable after the Compensation Committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the Compensation Committee determines.

     A portion of a participant's annual incentive bonus may be payable in Restricted Stock or options. Any such shares of Restricted Stock will generally vest over three years, and may be awarded at a discount from fair market value at the time of such award in order to reflect the impact of the restrictions on the value of such stock and the risk of forfeiture related to such vesting. Dividends, if declared, will be payable on unvested shares of Restricted Stock.

     Because the Annual Plan will be in existence before the completion of the Offering, the $1 million deductibility limit of Section 162(m) is generally not expected to apply to payments under the Annual Plan until the first meeting of the Company's stockholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Offering occurs. The Board or the Compensation Committee may, at any time, amend, suspend, discontinue or terminate the Annual Plan; provided, however, that no such action will be effective without approval by the stockholders of the Company to the extent necessary to qualify the amounts payable under the Annual Plan as deductible under Section 162(m).

                         OWNERSHIP OF THE COMMON STOCK


     Immediately prior to the consummation of the Offering, Mario J. Gabelli, One Corporate Center, Rye, New York, through his majority ownership of Gabelli Partners, will beneficially own all of the outstanding shares of Class B Common Stock of the Company. Immediately after consummation of the Offering, Gabelli Partners will beneficially own all of the 24,000,000 outstanding shares of Class B Common Stock, which ownership will represent approximately 97.6% of the combined voting power of the outstanding shares of Common Stock of the Company (approximately 97.2% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Gabelli, through his majority ownership of Gabelli Partners, will beneficially own approximately 97.6% of the combined voting power of the outstanding shares of Common Stock of the Company immediately following consummation of the Offering (approximately 97.2% if the Underwriters' over-allotment option is exercised in full). No other director or executive officer of the Company will beneficially own any shares of Common Stock, and no other person will beneficially own more than 5% of any class of the Common Stock of the Company outstanding immediately after the consummation of the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain arrangements between the Company and Mr. Gabelli and members of his immediate family. Although the Company believes that these arrangements embody terms and conditions no less favorable to the Company than could be obtained in negotiations between independent parties, these arrangements were established before the Offering and were not the subject of arm's-length negotiations. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest."

THE FORMATION TRANSACTIONS


     Gabelli Asset Management Inc. is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Immediately prior to the closing of the Offering, the Company will issue 24 million shares of its Class B Common Stock to Gabelli Partners in exchange for substantially all of the operating assets and liabilities of Gabelli Partners. As a result, Gabelli Partners, which is majority owned by Mr. Gabelli, will become the sole shareholder of the Company prior to the consummation of the Offering. At such time, one of Gabelli Partners's most significant assets will be its investment in the Company. Immediately following the Offering, the Company will conduct its business operations through its subsidiaries. After the consummation of the Offering, Gabelli Partners will own all of the outstanding shares of Class B Common Stock, which will represent approximately 97.6% of the combined voting power of the outstanding Common Stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full). The Company will continue to be controlled by Mr. Gabelli, who through his majority ownership of Gabelli Partners will indirectly beneficially own approximately 97.6% of the combined voting power of the outstanding Common Stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full).


     The Company and Mr. Gabelli will enter into an Employment Agreement which provides that Mr. Gabelli will receive an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to the business of the Company. The Employment Agreement further provides that Mr. Gabelli will receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. The deductions for amounts paid under the Employment Agreement are not expected to be limited by Section 162(m) for federal income tax purposes. See "Management -- Employment Agreements."

     Effective with the Offering, the Company and Gabelli Partners will be parties to a Management Services Agreement, renewable annually, under which the Company will provide certain administrative services for Gabelli Partners, including portfolio management, tax and accounting services and information processing. Amounts charged to Gabelli Partners under this agreement approximate the Company's cost of providing these services and aggregated approximately $194,000, $140,000 and $187,000 in 1995, 1996 and 1997, respectively.

     Effective with the Offering, the Company will enter into an agreement with Gabelli Partners (the "Tax Indemnification Agreement") to indemnify Gabelli Partners and the shareholders of Gabelli Partners (the "Tax Indemnitees"), against certain taxes due and payable by the Tax Indemnitees on or after the Offering that relate to activities of Gabelli Partners or certain of its affiliates in respect of periods prior to the Offering ("Taxes"). Generally, when a corporation owns assets and conducts a business prior to a public offering of its stock, such corporation continues to be liable for any unpaid taxes relating to its business operations prior to such offering. However, since the operations of the Company were conducted by Gabelli Partners and not the Company prior to the Offering, the Company is not automatically liable for any unpaid taxes relating to such operations prior to the Offering. Consequently, the Tax Indemnification Agreement has been agreed to by the Company and Gabelli Partners to require the Company, and not Gabelli Partners or the shareholders of Gabelli Partners, to bear the cost of Taxes relating to the assets and operations of the Company prior to the Offering. The Company will be required to make additional payments to offset any taxes payable by a Tax

Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement only to the extent the payments made to that Tax Indemnitee exceed a fixed amount. Any payment of Taxes by the Company will be offset by any tax benefit received by the Tax Indemnitee. The Tax Indemnification Agreement includes provisions that permit the Company to control any tax proceeding or contest which might result in the Company being required to make a payment under the Tax Indemnification Agreement.

     The foregoing transactions are collectively referred to herein as the "Formation Transactions."

TRANSACTIONS WITH MR. GABELLI AND AFFILIATES


     Mr. Gabelli and members of his immediate family who are officers and directors of the Company intend to continue devoting time to activities outside of the Company, including managing their own assets and their families' assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts (approximately $ million as of September 30, 1998). These activities may present conflicts of interest or compete with the Company. In order to minimize conflicts and potential competition with the Company's investment management business, Mr. Gabelli and members of his immediate family who are officers or directors of the Company have undertaken that so long as they are directors or employees of the Company, they will not provide investment management services for compensation other than in their capacities as officers or employees of the Company except for the Permissible Accounts. Prior to establishing any additional Permissible Accounts, Mr. Gabelli has agreed to have a committee of independent directors review any proposed new Permissible Account for conformity with specific guidelines, and to accept the committee's determination as final. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest." The Certificate of Incorporation of the Company expressly provides that in general Mr. Gabelli and members of his immediate family who are officers and directors of the Company and their affiliates have only a limited obligation to resolve conflicts in favor of the Company or to refrain from competing with the Company.


     The Company will not derive any income from activities outside of the Company by Mr. Gabelli, members of his immediate family who are officers and directors of the Company and their affiliates, and the Company may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to the Company and the shareholders. Where a conflict of interest involves a transaction between Mr. Gabelli, members of his immediate family who are officers and directors of the Company or their affiliates and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party although the Company will seek to achieve market-based terms in all such transactions. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest" and "Description of Capital Stock -- Certificate of Incorporation and Bylaw
Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies."


     Among the existing activities outside of the Company (including the Permissible Accounts) that Mr. Gabelli engages in, Mr. Gabelli will continue to serve as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of Gabelli Partners, and as President and Chief Investment Officer of MJG Associates, Inc. ("MJG Associates"), which is wholly owned by Mr. Gabelli and which acts as investment manager for Gabelli Performance Partnership L.P. (a domestic hedge fund), Gabelli International Limited (an offshore investment company), Gabelli International II Limited (an offshore investment company), Gabelli Fund, LDC (an offshore limited duration company) and an account for an unaffiliated hedge fund. At September 30, 1998, such entities had assets under
management of approximately $     million from unaffiliated third parties. Mr.
Gabelli will also continue to serve as managing member of Rivgam LMDS, LLC (a wireless communications company). Mr. Gabelli will also continue to serve as the general partner of MJG IV Limited Partnership (a family-controlled investment partnership in which Marc J. Gabelli and Matthew R. Gabelli are limited partners), and as President and a trustee of the Gabelli Foundation, Inc. (an accredited charitable foundation in which Marc J. Gabelli and Matthew R. Gabelli are also trustees). Mr. Gabelli also expects to continue to serve as Chairman and Chief Executive Officer of Lynch Corporation (a public company engaged in multimedia, specialized transportation and manufacturing businesses), a director of East/West Communications, Inc. (a public company holding personal communications services licenses), and a Governor of the American Stock Exchange.

     Historically, the Company has been required to pay Mr. Gabelli a management fee equal to 20% of the pre-tax profits of each of the Company's operating units before consideration of this management fee. This fee approximated $7,530,000, $8,491,000 and $9,447,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Similarly, Marc J. Gabelli will continue to devote a portion of his time to activities and interests outside of the Company. In addition to serving as Director of the Company, Marc J. Gabelli will continue to serve in the following capacities for the Permissible Accounts: as an adviser to Gabelli International II Limited and Gabelli Fund, LDC, as President and Chief Investment Officer of Gemini Capital Management Ltd., which is wholly owned by Marc J. Gabelli and provides offshore investment advisory services, as a limited partner of MJG IV Limited Partnership, as a trustee of the Gabelli Foundation, Inc. and as managing member of M(4)E, LLC, a real estate partnership.

     The Company and Gabelli Asset Management Company made contributions to the Gabelli Foundation, Inc. of approximately $1.0 million and $1.6 million in 1997 and 1996, respectively.

     As of December 5, 1997, the Company entered into a master lease agreement with M(4)E, LLC, which is owned by Messrs. Marc J. Gabelli and Matthew R. Gabelli and their siblings, for a 60,000 square foot building, of which approximately 35,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York 10580, expires on April 30, 2013. From December 5, 1997 through December 31, 2002, the Company has agreed to pay rent equal to $720,000 per year. From January 1, 2003 through December 31, 2003, the rent will increase to $756,000 per year. From January 1, 2004 through April 30, 2013, the rent will be a minimum of $756,000, adjusted for inflation. The Company is responsible under the lease agreement for all operating expenses, costs of electricity and other utilities, and taxes. In connection with the purchase of this building, the Company loaned M(4)E, LLC $3.6 million in December 1997, which loan accrued interest at an annual rate of 7%. Such loan and interest thereon was repaid in March 1998.

     As of December 5, 1997, the Company subleased to Lynch Corporation, an entity for which Mario J. Gabelli serves as Chairman and Chief Executive Officer and is an approximately 23% stockholder, approximately 5,000 square feet in the building located at 401 Theodore Fremd Avenue, Rye, New York 10580. The sublease has a five-year term. Lynch Corporation pays rent to the Company at the rate of $18 per square foot, subject to adjustment for increases in taxes and other operating expenses, plus a minimum payment of $2.50 per square foot for electricity.

     On August 12, 1996, the Company made a secured loan of $11.8 million to Lynch Corporation, which accrued interest at the annual rate of 10% and a 1% commitment fee. Such loan and interest thereon was repaid in August 1997. The Company also received a special fee equal to a 10% net profits interest (after a capital charge) in an entity now known as East/West Communications, Inc., which interest was converted into a 10% equity interest in December 1997.

     Gabelli Asset Management Company has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly owned by Mr. Gabelli, and to GSI with respect to the private investment funds managed by each of them. Pursuant to such agreements, GSI and MJG Associates, Inc. each paid Gabelli Asset Management Company $50,000 (excluding reimbursement of expenses) in 1997.

     In February 1998, the Company guaranteed a $30 million loan made by The Chase Manhattan Bank to Rivgam LMDS, LLC, an entity for which Mr. Gabelli is the Managing Member and in which he has a 71% ownership interest. Such loan and interest thereon was repaid in April 1998.

     Gabelli Advisers, Inc. has two classes of stock. The Company owns 51.1% of the Class B common stock of Gabelli Advisers, Inc. (representing approximately 40.9% of the total equity interest and 49.9% of the total voting power). The remainder of the Class B common stock is owned by the Company's staff, including 34.9% owned by a limited partnership controlled by Mr. Gabelli and owned by him and his children, 7% owned by Mr. Alpert, 1% owned by Mr. Jamieson, 1% owned by Mr. Bondi and the remaining 5% owned by the other staff members. Westwood Management, a wholly owned subsidiary of Southwest Securities Group, Inc., owns all of the Class A common stock (representing 20% of the total equity interest and 2.4% of the total voting power). In February 1998, Gabelli Advisers, Inc. offered all of its shareholders the opportunity to subscribe to a $3 million short-term debt offering in proportion to their economic ownership interest. In lieu of interest, Gabelli Advisers, Inc. offered a total of 60,000 warrants expiring in three years to acquire Class A common stock of Gabelli Advisers, Inc. at $5 per share. The majority of the shareholders participated in this offering, including Gabelli Partners, the above-mentioned limited partnership and Messrs. Alpert, Bondi and Jamieson.

     Gabelli Securities International was formed in 1994 to provide management and investment advisory services to the Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities. Marc J. Gabelli owns 55% of Gabelli Securities International and GSI owns the remaining 45%. GSI has entered into an agreement with Gabelli Securities International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, GSI received investment management fees of $127,000, $162,000 and $14,000 in 1995, 1996 and 1997, respectively.

TRANSACTIONS WITH OTHERS

     As required by the Company's Code of Ethics, the Company's staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of the Company's staff members, including senior management, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates.

     In connection with the acquisition of a limited partnership interest in a private fund managed by the Company, Mr. Jamieson executed a demand note with respect to a loan of $350,000, which accrues interest at an annual rate of 7%.

     The Company has an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the amounts received by Mr. Pohl directly from the Mutual Funds for his service on the boards of directors of the Mutual Funds.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this Prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, the 6,000,000 shares being offered in the Offering (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) will be outstanding, and 1,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. See "Management -- 1998 Stock Award and Incentive Plan." Of the 100,000,000 shares of Class B Common Stock authorized, 24,000,000 will be outstanding and held by Gabelli Partners upon consummation of the Offering. The following summary description of the capital stock of the Company is qualified by reference to the Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended Bylaws of the Company, forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK

     Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Holders of Shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences, or special rights of the Class A Common Stock or Class B Common Stock.

     Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

     Other Rights. On liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding Shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid, and nonassessable.

     In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). In the event of any corporate merger, consolidation, purchase of property or stock, or other reorganization to be accounted for under the pooling of interests method of accounting, in which the Company issues common stock, the Company anticipates that it will be required to issue shares of Class B Common Stock as consideration for such transaction.

     Preferred Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences, and rights of such series, and its qualifications, limitations and restrictions, including, without limitation, (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, if any, of the holders of shares of such series.

     The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

     Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

     The Certificate of Incorporation of the Company contains a provision electing not to be governed by Section 912 of the New York Business Corporation Law ("NYBCL"). Section 912 prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets, or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the Company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest, or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders or acting by unanimous written consent in lieu of a meeting. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-- Corporate Opportunity and Conflict of Interest Policies."

  Number of Directors; Removal; Filling Vacancies

     The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation also provides that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

     The Certificate of Incorporation of the Company provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

  Special Meetings

     The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of the Company under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Bylaws of the Company permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

  Liability of Directors; Indemnification

     As permitted by the NYBCL, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of the Company shall be liable to the Company or it shareholders for monetary damages for the breach of fiduciary duty in such capacity. Such provision does not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL, or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     The Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines, and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

  Overview of Corporate Opportunity and Conflict of Interest Policies

     In order to address certain potential conflicts of interest between the Company and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are currently officers or directors of the Company have agreed to limitations on their activities in the investment management business other than Permissible Accounts. See "Certain Relationships and Related Transactions -- Transactions with Mr. Gabelli and Affiliates." In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties, and liabilities of the Company and its subsidiaries and their respective officers, directors, and shareholders in connection therewith.

     For purposes of these provisions, (i) the "Company" includes its subsidiaries and other entities in which it beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities or interests, and
(ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is an officer or director of the Company and any subsidiaries and other entities in which Mr. Gabelli and members of his immediate family beneficially own, directly or indirectly, a controlling interest of the outstanding voting securities or interests. "Corporate opportunities" potentially allocable to the Company consist of business opportunities that (i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's actual line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which the Company or a Gabelli is permitted to participate pursuant to any agreement between the Company and such Gabelli that is in effect as of the time any equity security of the Company is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

     The Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company will be deemed to have notice of and to have consented to these provisions.

     Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

  Corporate Opportunity Policy

     Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and the Company, such Gabelli will have a duty to communicate that opportunity to the Company and may not pursue that opportunity or direct it to another person unless the Company declines such opportunity or fails to pursue it.

     If a director or officer of the Company other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

     First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also a director (whether or not an officer) of an entity controlled by a Gabelli will belong to such Gabelli or to the Company, as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity controlled by a Gabelli or of the Company, respectively. Otherwise, the opportunity will belong to the Company to the same extent as if the opportunity came directly to the Company.

     Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director or an officer of an entity controlled by a Gabelli will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity controlled by a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

     A director or officer of the Company (other than a Gabelli) who acts in accordance with the foregoing two-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its shareholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its shareholders and not to have derived an improper benefit therefrom.

     Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

  Conflict of Interests Policy

     The Certificate of Incorporation provides that no contract, agreement, arrangement, or transaction between the Company and a Gabelli or any customer or supplier or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors or officers of the Company, or any Related Entity; any amendment, modification, or termination thereof; or any waiver of any right thereunder, will be voidable solely because a Gabelli or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each, a "Transaction") or solely because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of the Company, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its shareholders with respect to such Transaction if any of the following four requirements are met:

          (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

          (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

          (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

          (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of the Company.

     The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii), or (iii) above, will be deemed to be entirely fair to the Company and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Company and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to the Company or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of the Company by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and the Company.

LISTING

     The Company intends to apply for the listing of the Class A Common Stock on
the NYSE under the symbol           .

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE


     Immediately after consummation of the Offering, the Company will have 6 million shares of Class A Common Stock issued and outstanding (6.9 million shares of Class A Common Stock if the Underwriters' over-allotment option is exercised in full) and 24 million shares of Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 (an "Affiliate")) will be subject to the resale limitations of Rule 144. The 24 million shares of Class B Common Stock owned by Gabelli Partners are "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.


     In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock as to which at least one year has elapsed since such shares were sold by the Company or by an Affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or (ii) an Affiliate of the Company who holds shares of Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Company's class of Common Stock then outstanding or the average weekly trading volume in the class of Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of Common Stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from the Company or an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate of the Company at the time of the sale and has not been an Affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.


     The Company and Gabelli Partners have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of Common Stock, other than in the Offering, or any security convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Underwriting." In addition, Gabelli Partners has agreed with the Company that it will not offer, sell or otherwise dispose of any shares of Class B Common Stock for a period of three years after the date of this Prospectus without the prior written consent of the Company.


     The shares of Class A Common Stock authorized for issuance pursuant to awards that may be granted under the Company's 1998 Stock Award and Incentive Plan may be either authorized but unissued shares or treasury shares obtained by the Company through market or private purchases. See "Management -- 1998 Stock Award and Incentive Plan." The Company intends to register under the Securities Act the shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the 1998 Stock Award and Incentive Plan.

     Prior to the Offering, there has been no public market for Class A Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class B Common Stock by Gabelli Partners would have on the market price of Class A Common Stock prevailing from time to time, sales of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Risk Factors -- Shares Available for Future Sale or Distribution."

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Salomon Smith Barney Inc. ("Salomon Smith Barney"), and Gabelli & Company, Inc. are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.


                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------------------------------------------------------  ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc. ..................................
Gabelli & Company, Inc. ....................................

                                                              --------
             Total..........................................  6,000,000
                                                              ========


     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the initial offering of the shares to the public, the public offering price and such concessions may from time to time be varied by the Representatives. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


     The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 900,000 additional shares of Class A Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.


     The Company and Gabelli Partners have agreed, subject to certain exceptions, that for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities of the Company which are convertible into or exchangeable or exercisable for Common Stock or any such other securities without the prior written consent of Merrill Lynch and Salomon Smith Barney.

     In connection with the Offering, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the

Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Gabelli & Company, Inc., one of the Underwriters, is an indirect 76.6%-owned subsidiary of the Company. The Offering is therefore being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the initial public offering price of the Class A Common Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain
standards. Accordingly,                          is assuming the
responsibilities of acting as the qualified independent underwriter in pricing the Offering and conducting due diligence. In connection with the Offering, in its role as qualified independent underwriter has
performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The initial public offering price of the Class A Common Stock set forth on the cover page of this Prospectus is no higher than the price
recommended by                          .

     Rule 312 of the NYSE effectively prohibits Gabelli & Company, Inc. and its affiliates from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, the Class A Common Stock.

     Prior to the Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The Underwriters do not intend to confirm sales of shares of Class A Common Stock to accounts over which they exercise discretionary authority.

     Application has been made to list the Class A Common Stock on the NYSE
under the symbol "            ". In order to meet one of the requirements for
listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking services to the Company and its affiliates for which they may receive customary fees. In addition, each of the Representatives of the Underwriters distributes the Company's Mutual Funds (and provides shareholder services in connection therewith) in the ordinary course of business for which it receives customary compensation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Gabelli Asset Management Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be sold in the Offering. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are summaries of the material terms of such contract or other document. With respect to such statements in the Prospectus, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, a copy of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the Offering in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http//www.sec.gov, and from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

     The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GABELLI ASSET
  MANAGEMENT INC. AND SUBSIDIARIES

Report of Independent Auditors..............................   F-2
Consolidated Statements of Income for the years ended
  December 31, 1995, 1996 and 1997..........................   F-3
Consolidated Statements of Financial Condition as of
  December 31, 1996 and 1997................................   F-4
Consolidated Statements of Stockholder's Equity for the
  years ended December 31, 1995, 1996 and 1997..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF
  GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income for the nine
  month periods ended September 30, 1997 and 1998...........  F-16
Unaudited Consolidated Statements of Financial Condition as
  of September 30, 1998.....................................  F-17
Unaudited Consolidated Statements of Stockholder's Equity
  for the nine month period ended September 30, 1998........  F-18
Unaudited Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1997 and 1998...........  F-19
Notes to Unaudited Consolidated Financial Statements........  F-20

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Gabelli Asset Management Inc.

     We have audited the accompanying consolidated statements of financial condition of Gabelli Asset Management Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gabelli Asset Management Inc. and subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

New York, New York
September xx, 1998,
except for Note M, as to which the date is

November xx, 1998


     The foregoing report is in the form that will be signed upon the effective date of the Company's registration of Class A Common Stock on Form S-1 and the concurrent changes in the Company's operating and legal structure and finalization of the employment and compensation agreements and Stock Award and Incentive Plan and related disclosures.

                                          ERNST & YOUNG LLP

New York, New York

November 20, 1998

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1995          1996          1997
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
Investment advisory and incentive fees.....................   $ 77,302      $ 84,244      $ 89,684
Commission revenue.........................................      5,706         6,667         7,496
Distribution fees and other income.........................      6,302         7,257         8,096
                                                              --------      --------      --------
          Total revenues...................................     89,310        98,168       105,276
                                                              --------      --------      --------
EXPENSES
Compensation costs.........................................     39,384        41,814        45,260
Management fee.............................................      7,530         8,491         9,447
Other operating expenses...................................     16,684        16,339        16,901
                                                              --------      --------      --------
     Total expenses........................................     63,598        66,644        71,608
                                                              --------      --------      --------
Operating income...........................................     25,712        31,524        33,668
OTHER INCOME
Net gain from investments..................................      3,197         1,172         3,004
Interest and dividend income, net..........................      1,213         1,268         1,115
                                                              --------      --------      --------
     Total other income, net...............................      4,410         2,440         4,119
                                                              --------      --------      --------
Income before charge in lieu of income taxes and minority
  interest.................................................     30,122        33,964        37,787
Charge in lieu of income taxes.............................     11,517        13,402        14,935
Minority interest..........................................      2,214         2,380         1,529
                                                              --------      --------      --------
Net income.................................................   $ 16,391      $ 18,182      $ 21,323
                                                              ========      ========      ========
NET INCOME PER SHARE:
  Basic and diluted........................................   $   0.68      $   0.76      $   0.89
                                                              ========      ========      ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted........................................     24,000        24,000        24,000
                                                              ========      ========      ========
UNAUDITED PRO FORMA DATA:
  Income before charge in lieu of income taxes and minority
     interest, as reported.................................                               $ 37,787
  Pro forma interest expense...............................                                 (3,000)
  Pro forma management fee adjustment......................                                  5,023
  Pro forma provision for income taxes.....................                                (15,735)
  Pro forma minority interest..............................                                 (1,677)
                                                                                          --------
  Pro forma net income.....................................                               $ 22,398
                                                                                          ========
PRO FORMA NET INCOME PER SHARE:
  Basic....................................................                               $   0.75
                                                                                          ========
  Diluted..................................................                               $
                                                                                          ========
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic....................................................                                 30,000
                                                                                          ========
  Diluted..................................................
                                                                                          ========


          See accompanying notes to Consolidated Financial Statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                                       UNAUDITED
                                                                                       PRO FORMA
                                                                1996        1997          1997
                                                              --------    --------    ------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                      ASSETS
Cash and cash equivalents...................................  $ 11,472    $ 10,000      $ 10,000
Investments in securities...................................    18,109      18,395        18,395
Investments in partnerships.................................    11,761      15,422        15,422
Investment advisory fees receivable.........................     6,458       8,484         8,484
Receivables from affiliates.................................     4,903       3,089         3,089
Notes and other receivables.................................     1,807       3,583         3,583
Capital lease...............................................        --       3,679         3,679
Other assets................................................     2,517       5,560        25,390
                                                              --------    --------      --------
    Total assets............................................  $ 57,027    $ 68,212      $ 88,042
                                                              ========    ========      ========
                       LIABILITIES AND STOCKHOLDER'S EQUITY
Payable to related party....................................  $     --    $     --      $ 50,000
Income taxes payable (including deferred income taxes of
  $1,531 and $2,569)........................................    14,166      14,661        14,661
Capital lease obligation....................................        --       3,650         3,650
Compensation payable........................................     3,589       3,456         3,456
Accrued expenses and other liabilities......................     5,597       4,856         4,856
                                                              --------    --------      --------
    Total liabilities.......................................    23,352      26,623        76,623
                                                              --------    --------      --------
Minority interest...........................................    10,754      11,303        11,303
                                                              --------    --------      --------
Stockholder's equity:
  Preferred Stock, $.001 par value; authorized, 10,000,000
    shares; none issued.....................................        --          --            --
  Class A Common Stock, $.001 par value; authorized,
    100,000,000 shares; none issued.........................        --          --            --
  Class B Common Stock, $.001 par value; authorized,
    100,000,000 shares; 24,000,000 shares issued and
    outstanding.............................................        24          24            24
  Additional paid-in capital................................    18,590      21,862        21,862
  Retained earnings (accumulated deficit)...................     4,307       8,400       (21,770)
                                                              --------    --------      --------
    Total stockholder's equity..............................    22,921      30,286           116
                                                              --------    --------      --------
Total liabilities and stockholder's equity..................  $ 57,027    $ 68,212      $ 88,042
                                                              ========    ========      ========

          See accompanying notes to Consolidated Financial Statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                ADDITIONAL
                                                      COMMON     PAID-IN     RETAINED
                                                       STOCK     CAPITAL     EARNINGS    TOTAL
                                                      -------   ----------   --------   --------
Balance at December 31, 1994........................  $    24    $18,590     $     --   $ 18,614
  Net income........................................       --         --       16,391     16,391
  Distributions to stockholder......................       --         --      (15,232)   (15,232)
                                                      -------    -------     --------   --------
Balance at December 31, 1995........................       24     18,590        1,159     19,773
  Net income........................................       --         --       18,182     18,182
  Distributions to stockholder......................       --         --      (15,034)   (15,034)
                                                      -------    -------     --------   --------
Balance at December 31, 1996........................       24     18,590        4,307     22,921
  Net income........................................       --         --       21,323     21,323
  Contribution of capital...........................       --      3,272           --      3,272
  Distributions to stockholder......................       --         --      (17,230)   (17,230)
                                                      -------    -------     --------   --------
Balance at December 31, 1997........................  $    24    $21,862     $  8,400   $ 30,286
                                                      =======    =======     ========   ========

          See accompanying notes to Consolidated Financial Statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $16,391    $18,182    $21,323
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Equity in earnings of partnerships and affiliates.........   (2,505)    (1,944)    (3,155)
  Depreciation and amortization.............................      339        424        451
  Deferred income taxes.....................................      112        399      1,038
  Minority interest in net income of consolidated
     subsidiaries...........................................    2,214      2,380      1,529
  Changes in operating assets and liabilities:
     Investments in securities..............................   (9,486)    (1,364)      (286)
     Investment advisory fees receivable....................      (28)       826     (2,026)
     Receivables from affiliates............................     (754)    (2,684)     1,814
     Notes and other receivables............................       --     (1,807)    (1,270)
     Other assets...........................................     (175)        15     (1,263)
     Income taxes payable...................................    1,047      2,208       (543)
     Compensation payable...................................    1,090     (1,933)      (133)
     Accrued expenses and other liabilities.................      924       (822)      (741)
                                                              -------    -------    -------
Total adjustments...........................................   (7,222)    (4,302)    (4,585)
                                                              -------    -------    -------
Net cash provided by operating activities...................    9,169     13,880     16,738
                                                              -------    -------    -------
INVESTING ACTIVITIES
Net distributions from (investments in) partnerships........    1,100       (498)      (506)
                                                              -------    -------    -------
Net cash provided by (used in) investing activities.........    1,100       (498)      (506)
                                                              -------    -------    -------
FINANCING ACTIVITIES
Distributions to stockholder................................  (15,232)   (15,034)   (17,230)
Net issuances (repurchases) of subsidiaries' common stock...      455         --       (474)
                                                              -------    -------    -------
Net cash used in financing activities.......................  (14,777)   (15,034)   (17,704)
                                                              -------    -------    -------
Net decrease in cash and cash equivalents...................   (4,508)    (1,652)    (1,472)
Cash and cash equivalents at beginning of year..............   17,632     13,124     11,472
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $13,124    $11,472    $10,000
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes..................................  $   830    $ 1,138    $ 2,689
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
Contribution of capital.....................................  $    --    $    --    $ 3,272
                                                              =======    =======    =======
Capital lease...............................................  $    --    $    --    $ 3,700
                                                              =======    =======    =======

          See accompanying notes to Consolidated Financial Statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Gabelli Asset Management Inc. (the "Company") is a newly formed company, incorporated in April 1998 in the state of New York, with no significant assets or liabilities and which has not engaged in any substantial business activities prior to the public offering ("Offering") of its shares. Immediately preceding the Offering, the Company will exchange 24,000,000 shares of its Class B Common Stock, representing all of its issued and outstanding shares of Common Stock, with Gabelli Funds, Inc. ("GFI") in consideration for substantially all of the operating assets and liabilities of GFI (the "Reorganization").

     The accompanying consolidated financial statements include certain accounts of Gabelli Funds, LLC and GAMCO Investors, Inc. ("GAMCO") and formerly GFI majority-owned subsidiaries Gabelli Securities, Inc. ("GSI"), Gabelli Fixed Income LLC ("Fixed Income") and Gabelli Advisers, LLC ("Advisers"). These financial statements reflect historical operations as if the Company had existed as a separate enterprise during such periods and as if the exchange of shares described in the preceding paragraph had taken place.

     The accompanying consolidated financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Company's Form S-1. Prior to the Offering, these assets were an integral part of GFI and did not constitute a separate legal or reporting entity for which separate financial statements or allocations of corporate overhead cost or other corporate level activities such as cash management and financing were prepared. Management believes that the allocation of expenses used in the financial statements was reasonable. These assets and results of operations were previously included in the consolidated financial statements of their parent company, GFI. Certain adjustments, as further described in Note M, have been made to historical operations in order to provide a fair presentation of the financial operations of the Company.

     Prior to January 1, 1997, GFI owned approximately 79% of GAMCO, at which time the remaining shares not owned by GFI were either redeemed or exchanged for shares of GFI. At December 31, 1995, 1996 and 1997, GFI owned approximately 76% of GSI and approximately 41% of Advisers which, combined with the voting interests of affiliated parties, represents voting control. At December 31, 1997, GFI owned approximately 80% of Fixed Income, which commenced operations on April 14, 1997. All material intercompany transactions and balances have been eliminated.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Nature of Operations

     GAMCO, Fixed Income and Advisers are registered investment advisors under the Investment Advisers Act of 1940. Gabelli & Company, Inc. ("Gabelli & Company"), a wholly-owned subsidiary of GSI, is a registered broker-dealer. Gabelli & Company acts as an introducing broker and all transactions for its customers are cleared through New York Stock Exchange member firms on a fully disclosed basis. Accordingly, open customer transactions are not reflected in the accompanying statements of financial condition. Gabelli & Company is exposed to credit losses on these open positions in the event of nonperformance by its customers or counterparties. This exposure is reduced by the clearing brokers' policy of obtaining and maintaining adequate collateral until the open transaction is completed.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

  Cash Equivalents

     Cash equivalents consist of investments in money market mutual funds.

  Investments in Securities

     Investments in securities are accounted for as "trading securities" and are stated at quoted market values. Securities which are not readily marketable are stated at their estimated fair values as determined by the Company's management. The resulting unrealized gains and losses are included in net gain from investments. Security transactions and any related gains and losses are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the identified cost basis.

     The Company periodically enters into short sales. Securities sold short are stated at quoted market values and represent obligations of the Company to purchase the securities at prevailing market prices. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligations under the sales commitments.

  Investments in Partnerships

     Investments in partnerships, whose underlying assets consist of marketable securities, are accounted for using the equity method, under which the Company's share of net earnings or losses of these partnerships is reflected in income as earned and distributions received are reductions of the investments. Investments in partnerships for which market values are not readily available are valued at fair value as determined by the Company's management.

  Investment Advisory Fees

     Investment advisory fees are recognized as revenue as the related services are performed. Investment advisory fees are based on predetermined percentages of the market values of the portfolios under management.

  Distribution Costs

     The Company incurs certain promotion and distribution costs, which are expensed as incurred, related to the sale of shares of mutual funds advised by the Company (the "Funds").

  Depreciation and Amortization

     Fixed assets are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or lease terms, whichever is shorter.

  Intangible Assets

     The cost in excess of net assets acquired is amortized on a straight-line basis over ten years and has been included in other assets. The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable based upon expectations of operating income and non-discounted cash flows over its remaining life.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

  Minority Interest

     Minority interest represents the minority stockholders' ownership of GAMCO for 1995 and 1996, Fixed Income for 1997, and GSI and Advisers for 1995, 1996 and 1997. With the exception of GSI, these minority stockholders are principally employees, officers and directors of the Company.

  Earnings Per Share

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed using the treasury stock method for stock options. Diluted earnings per common share assumes full dilution and is computed by dividing net income by the total of the weighted average number of shares of common stock outstanding and common stock equivalents.

  Stock Award and Incentive Plan

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and accordingly, accounts for its plans in accordance with Accounting Principles Board Opinion No. 25 and related interpretations.

  Business Segments

     The Company operates predominantly in one business segment, the investment advisory and asset management business.

B.  INVESTMENTS IN SECURITIES

     Investments in securities at December 31, 1996 and 1997 consist of the following:

                                                     1996                  1997
                                              ------------------    ------------------
                                                         MARKET                MARKET
                                               COST       VALUE      COST       VALUE
                                              -------    -------    -------    -------
                                                           (IN THOUSANDS)
U.S. Government obligations.................  $ 6,655    $ 6,803    $ 3,839    $ 3,911
Common stocks...............................    2,225      3,794      2,408      3,593
Mutual funds................................    1,399      1,312      7,082      7,104
Corporate bonds.............................      189        304         --         --
Preferred stocks............................    1,644      1,397        104        360
Other investments...........................    1,437      4,499        684      3,427
                                              -------    -------    -------    -------
                                              $13,549    $18,109    $14,117    $18,395
                                              =======    =======    =======    =======

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

C.  INVESTMENTS IN PARTNERSHIPS

     GSI is co-general partner to various limited partnerships whose underlying assets consist primarily of marketable securities. As co-general partner, GSI is contingently liable for all of these partnerships' liabilities. Summary financial information at December 31, 1996 and 1997 and for the years then ended for these partnerships is as follows:

                                                           1996        1997
                                                         --------    --------
                                                            (IN THOUSANDS)
Total assets...........................................  $125,059    $131,281
Total liabilities......................................    16,630       1,458
Equity.................................................   108,429     129,823
Net earnings...........................................     8,364      12,073
Carrying value.........................................    11,613      14,479
Income.................................................     1,944       3,065

     Income from the above partnerships for the year ended December 31, 1995 was approximately $2,505,000.

     GSI's income from these partnerships consists of its pro-rata capital allocation and its share of a 20% incentive allocation from the limited partners. The general partners also receive an annual administrative fee equivalent to 1% of each partnership's net assets, excluding the capital accounts of the general partners and related parties. For the years ended December 31, 1995, 1996 and 1997, GSI earned administrative fees of approximately $836,000, $820,000 and $1,085,000, respectively.

     At December 31, 1996 and 1997, GSI had various limited partner interests in unaffiliated limited partnerships aggregating approximately $148,000 and $943,000, respectively. For the year ended December 31, 1997, the Company recorded gains in these investments of $90,000. There were no gains or losses on these investments for the years ended December 31, 1995 and 1996.

     At December 31, 1996, GFI was a 50% general partner in two investment advisory companies, one which managed fixed income mutual funds and the other which managed separate accounts. In addition, it had a 49% investment in a related broker-dealer. These investments were accounted for using the equity method. The carrying value of these entities at December 31, 1996 was approximately $450,000. In April 1997, through the acquisition of the general partnership interests held by the other general partner and a reorganization into Fixed Income, GFI increased its ownership interest in these companies to approximately 80%. GFI subsequently contributed this ownership interest to the Company as part of the Reorganization. This transaction resulted in cost in excess of net assets acquired of $2,080,000, included in other assets, which is being amortized over a period of 10 years. The results of Fixed Income's operations are included in the consolidated statement of income effective April 14, 1997. For the years ended December 31, 1995, 1996 and 1997, the Company recorded equity income (loss) from these entities of approximately $147,000, $331,000 and ($109,000), respectively. Pro forma information relating to this transaction is not presented since its effect is immaterial.

D.  NOTES RECEIVABLE

     At December 31, 1996 and 1997, the Company had full recourse notes and interest receivable from directors of GAMCO in the amount of approximately $1,561,000 and $1,666,000, respectively, which are secured by the directors' ownership interests in GFI and various affiliates. The notes bear interest at an annual rate of 7% and are payable on demand.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

E.  INCOME TAXES

     The Company accounts for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

     Upon completion of the Offering, the Company will be subject to corporate income taxes and accordingly, has computed its income tax provision as if it had been a C Corporation for 1995, 1996 and 1997 based on tax laws in effect during those periods. This provision is presented in the consolidated statements of income as "charge in lieu of income taxes".

     The Company and GSI each file separate income tax returns. Accordingly, the charge in lieu of income taxes represents the aggregate of the amounts provided for all companies.

     The charge (benefit) in lieu of income taxes for the years ended December 31, 1995, 1996 and 1997 consisted of the following:

                                                               1995       1996       1997
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Federal:
  Current...................................................  $ 9,424    $10,609    $11,436
  Deferred..................................................      269        380        902
State and local:
  Current...................................................    1,981      2,394      2,461
  Deferred..................................................     (157)        19        136
                                                              -------    -------    -------
                                                              $11,517    $13,402    $14,935
                                                              =======    =======    =======

     The charge in lieu of income taxes differs from the amounts determined by applying the applicable U.S. statutory federal income tax rate to income before charge in lieu of income taxes and minority interest as a result of the following differences:

                                                         1995       1996       1997
                                                        -------    -------    -------
Statutory federal income tax rate.....................     35.0%      35.0%      35.0%
Dividends received deduction..........................     (0.2)%     (0.3)%     (0.2)%
State and local income taxes..........................      3.9%       4.6%       4.5%
Other items...........................................     (0.5)%      0.2%       0.2%
                                                        -------    -------    -------
Effective income tax rate.............................     38.2%      39.5%      39.5%
                                                        =======    =======    =======

     The Company's deferred income tax liabilities of approximately $1,531,000 and $2,569,000 at December 31, 1996 and 1997, respectively, relate primarily to net unrealized gains on investments in securities and partnerships.

     The pro forma provision for income taxes reflects the tax effect of the management fee reduction and increase in interest expense upon completion of the proposed Offering.

F.  CAPITAL LEASE

     The Company has a lease for new primary office space from a company owned by stockholders of GFI. The Company has recorded a capital lease asset and liability for the fair value of the leased property. Amortization of the capital lease is computed on the straight-line method over the term of the lease, which expires on April 30, 2013. The lease provides that all operating expenses relating to the property (such as property taxes, utilities and maintenance) are to be paid by the Company.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

     Future minimum lease payments at December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
1998...........................................     $   720
1999...........................................         720
2000...........................................         720
2001...........................................         720
2002...........................................         720
Thereafter.....................................       7,896
                                                    -------
Total minimum obligations......................      11,496
Interest.......................................       4,471
                                                    -------
Present value of net obligations...............     $ 7,025
                                                    =======

     Future minimum lease payments have not been reduced by related minimum future sublease rentals of approximately $1,885,000, of which approximately $515,000 is due from an affiliated entity. Lease payments made by the Company amounted to approximately $50,000 for the year ended December 31, 1997.

     Total minimum obligations exclude the operating expenses to be borne by the Company, which are estimated to be approximately $400,000 per year.

G.  COMMITMENTS

     The Company rents office space under leases which expire at various dates through 2001. Future minimum lease commitments under these operating leases as of December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
                                                 --------------
1998...........................................      $  880
1999...........................................         756
2000...........................................         665
2001...........................................         593
                                                     ------
                                                     $2,894
                                                     ======

     Equipment rentals and occupancy expense amounted to approximately $1,729,000, $1,457,000 and $1,644,000, respectively, for the years ended
December 31, 1995, 1996 and 1997.

H.  RELATED PARTY TRANSACTIONS

     The Company serves as the investment advisor for the Funds and earns advisory fees based on predetermined percentages of the average net assets of the Funds. In addition, Gabelli & Company has entered into distribution agreements with each of the Funds. As principal distributor, Gabelli & Company incurs certain promotional and distribution costs related to the sale of Fund shares, for which it receives a fee or reimbursement from the Funds.

     Cash equivalents at December 31, 1996 and 1997 include approximately $11,451,000 and $9,776,000, respectively, that is invested in money market mutual funds which are managed by the Company. During the years ended December 31, 1995, 1996 and 1997, the Company earned income of approximately $838,000, $504,000 and $389,000, respectively, from these investments.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

     The Company and its subsidiaries also had aggregate investments of approximately $1,099,000 and $6,883,000 at December 31, 1996 and 1997,
respectively, in other investment companies for which the Company serves as the investment advisor.

     Gabelli & Company earns a majority of its commission revenue from transactions executed on behalf of clients of affiliated companies.

     The Company has historically been required to pay the Chairman of the Board and Chief Executive Officer ("Chairman") of the Company a management fee equal to 20% of the pre-tax profits of each of the Company's operating divisions, before consideration of this management fee. This fee approximated $7,530,000, $8,491,000 and $9,447,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Chairman also received portfolio management compensation and
account executive fees of approximately $          , $          and $
in 1995, 1996 and 1997, respectively, which have been included in compensation costs.

     Effective with the Offering, the Company and GFI will be parties to a Management Services Agreement, renewable annually, under which the Company will provide certain administrative services for GFI, including portfolio management, tax and accounting services and information processing. Amounts charged to GFI under this agreement approximate the Company's cost of providing these services and aggregated approximately $194,000, $140,000 and $187,000 in 1995, 1996 and 1997, respectively.

I.  FINANCIAL REQUIREMENTS

     The Company is required to maintain minimum capital levels with affiliated partnerships. At December 31, 1997, such minimum capital requirements approximated $1,298,000. In addition, at December 31, 1997, the Company had commitments to make investments in unaffiliated partnerships of approximately $750,000.

     As a registered broker-dealer, Gabelli & Company is subject to Uniform Net Capital Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission. Gabelli & Company computes its net capital under the alternative method permitted by the Rule which requires minimum net capital of $250,000. At December 31, 1997, Gabelli & Company had net capital in excess of the minimum requirement of approximately $6,300,000.

J.  ADMINISTRATION FEES

     The Company has entered into administration agreements with certain unaffiliated companies (the "Administrators"), whereby the Administrators provide certain services on behalf of several of the Funds. Such services do not include the investment advisory and portfolio management services provided by the Company. The fees are paid by the Company and are based on predetermined percentages of the net assets of each of the Funds which have such agreements.

K.  PROFIT SHARING PLAN AND INCENTIVE SAVINGS PLAN

     The Company participates in a qualified contributory employee profit sharing plan and incentive savings plan sponsored by GFI which covers substantially all of the Company's employees. Company contributions to the plans are determined annually by the Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal Revenue Code. The Company accrued contributions of approximately $102,000, $121,000 and $80,000 to the plans for the years ended December 31, 1995, 1996 and 1997, respectively.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

L.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                    UNAUDITED
                                                                    PRO FORMA
                                    1995       1996       1997        1997
                                   -------    -------    -------    ---------
                                                 (IN THOUSANDS)
Numerator:
  Net income.....................  $16,391    $18,182    $21,323     $22,398
                                   =======    =======    =======     =======
Denominator:
  Denominator for basic and
     diluted earnings per
     share-weighted-average
     shares......................   24,000     24,000     24,000
                                   =======    =======    =======     =======

     For purposes of the basic and diluted earnings per share calculation for each historical period, the denominator represents the shares outstanding immediately prior to the Offering. For purposes of the pro forma basic and diluted earnings per share calculation for each period, the denominator represents the shares expected to be outstanding immediately after the Offering, including the
sale of      shares of Class A Common Stock.

M.  SUBSEQUENT EVENTS

  Stock Award and Incentive Plan

     Immediately prior to the Offering, the Board of Directors will adopt the 1998 Gabelli Asset Management Inc. Stock Award and Incentive Plan (the "Plan"), designed to provide incentives which will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company's common stock. Benefits under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents and other stock or cash based awards. A maximum of 1,500,000 shares has been reserved for issuance and the Plan provides that the terms and conditions of each award are to be determined by a committee of the Board of Directors charged with administering the Plan. Under the Plan, the committee may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price that the committee may determine, except that the exercise price for incentive stock options may not be less than the fair market value of the Class A Common Stock on the date of grant. Options granted under the Plan vest three years from the date of grant and expire after ten years.

     The Company has elected to account for stock options under the intrinsic value method. Under the intrinsic value method, compensation expense is recognized only if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant. The estimated pro forma compensation expense attributable to options granted to employees under the Plan is not presented as its effect, if any, is expected to be immaterial.

     The disclosure requirements of SFAS No. 123 require the use of an option valuation model to compute a fair value of employee stock options. The valuation model used by the Company was not developed for use in valuing employee stock options and, the Company's employee stock option characteristics vary significantly from those of traded options. As a result, changes in the subjective input assumptions can materially affect the fair value estimate.

     The fair value of each option grant was estimated on the date of grant using the following assumptions:

       Risk-free interest rate
        Dividend yield
        Volatility
        Weighted average expected life (in years)

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

     A pro forma summary of the status of the Plan as of the Offering is as follows:

       Options outstanding at Offering date
       Weighted average fair value of options granted on Offering date Pro forma net income
       Pro forma earnings per share

  Employment Agreement

     Immediately preceding the Offering, the Company and its Chairman will enter into an Employment Agreement. The Employment Agreement provides that the Company will pay the Chairman 10% of the Company's aggregate pre-tax profits while he is an executive of the Company and devoting the substantial majority of his working time to the business of the Company. The Employment Agreement further provides that the Company will pay the Chairman $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6% from the date of the Employment Agreement.

  Unaudited Pro Forma Information


     The unaudited pro forma data gives effect to the lower management fee and increase in interest expense as if the Employment Agreement had been in effect at the beginning of each period, and the effects of these adjustments on income tax expense and minority interest. The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering. Additionally, for purposes of the pro forma basic earnings per share calculation for each period, the denominator represents the 30 million shares expected to be outstanding immediately after the Offering, including the sale of 6 million shares of Class A Common Stock.



     For purposes of the pro forma diluted earnings per share calculation, the denominator has been calculated using the Treasury Stock method to account for options granted under the Plan.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1997            1998
                                                              ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
REVENUES
Investment advisory and incentive fees......................   $ 64,107        $ 86,302
Commission revenue..........................................      5,613           6,197
Distribution fees and other income..........................      5,100           9,810
                                                               --------        --------
     Total revenues.........................................     74,820         102,309
EXPENSES
Compensation costs..........................................     33,138          41,702
Management fee..............................................      6,502           8,881
Other operating expenses....................................     12,601          17,542
                                                               --------        --------
     Total expenses.........................................     52,241          68,125
Operating income............................................     22,579          34,184
OTHER INCOME
Net gain from investments...................................      2,585             757
Interest and dividend income, net...........................        842             584
                                                               --------        --------
     Total other income, net................................      3,427           1,341
Income before charge in lieu of income taxes and minority
  interest..................................................     26,006          35,525
Charge in lieu of income taxes..............................     10,278          14,089
Minority interest...........................................        759           1,043
                                                               --------        --------
Net income..................................................   $ 14,969        $ 20,393
                                                               ========        ========
NET INCOME PER SHARE:
  Basic and diluted.........................................   $   0.62        $   0.85
                                                               ========        ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted.........................................     24,000          24,000
                                                               ========        ========
UNAUDITED PRO FORMA DATA:
  Income before charge in lieu of income taxes and minority
     interest, as reported..................................                   $ 35,525
  Pro forma interest expense................................                     (2,250)
  Pro forma management fee adjustment.......................                      4,665
  Pro forma provision for income taxes......................                    (15,047)
  Pro forma minority interest...............................                     (1,228)
                                                                               --------
  Pro forma net income......................................                   $ 21,665
                                                                               ========
PRO FORMA NET INCOME PER SHARE:
  Basic.....................................................                   $   0.72
                                                                               ========
  Diluted...................................................                   $
                                                                               ========
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.....................................................                     30,000
                                                                               ========
  Diluted...................................................
                                                                               ========


     See accompanying notes to unaudited consolidated financial statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)


                                                                                    PRO FORMA
                                                               SEPTEMBER 30,      SEPTEMBER 30,
                                                                   1998               1998
                                                              ---------------    ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Cash and cash equivalents...................................      $12,112            $ 12,112
Investments in securities...................................       23,233              23,233
Investments in partnerships.................................       15,163              15,163
Investment advisory fees receivable.........................        9,380               9,380
Receivables from affiliates.................................       20,444              20,444
Notes and other receivables.................................        2,668               2,668
Capital lease...............................................        3,494               3,494
Other assets................................................        5,177              25,007
                                                                  -------            --------
Total assets................................................      $91,671            $111,501
                                                                  =======            ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Payable to related party....................................      $    --            $ 50,000
Income taxes payable........................................       13,419              13,419
Capital lease obligation....................................        3,621               3,621
Compensation payable........................................       11,496              11,496
Accrued expenses and other liabilities......................        6,381               6,381
                                                                  -------            --------
Total liabilities...........................................       34,917              84,917
Minority interest...........................................       11,754              11,754
Stockholder's equity:
  Preferred Stock, $.001 par value; authorized 10,000,000
     shares; none issued....................................           --                  --
  Class A Common Stock, $.001 par value, authorized
     100,000,000 shares; none issued........................
  Class B Common Stock, $.001 par value, authorized
     100,000,000 shares; 24,000,000 issued and
     outstanding............................................           24                  24
  Additional paid-in capital................................       23,172              23,172
  Retained earnings (accumulated deficit)...................       21,804              (8,366)
                                                                  -------            --------
Total stockholder's equity..................................       45,000              14,830
                                                                  -------            --------
Total liabilities and stockholder's equity..................      $91,671            $111,501
                                                                  =======            ========


     See accompanying notes to unaudited consolidated financial statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                  (UNAUDITED)


                                                                ADDITIONAL
                                                      COMMON     PAID-IN     RETAINED
                                                      STOCK      CAPITAL     EARNINGS    TOTAL
                                                     --------   ----------   --------   --------
                                                                   (IN THOUSANDS)
Balance at December 31, 1997.......................  $     24    $ 21,862    $  8,400   $ 30,286
  Contribution of capital..........................        --       1,310          --      1,310
  Distributions to stockholders....................        --          --      (6,989)    (6,989)
  Net income.......................................        --          --      20,393     20,393
                                                     --------    --------    --------   --------
Balance at September 30, 1998......................  $     24    $ 23,172    $ 21,804   $ 45,000
                                                     ========    ========    ========   ========


     See accompanying notes to unaudited consolidated financial statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1998
                                                              --------    -------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 14,969    $20,393
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Equity in earnings of partnerships and affiliates.........    (2,462)      (678)
  Depreciation and amortization.............................       426        662
  Deferred income taxes.....................................     1,155        109
  Minority interest in net income of consolidated
     subsidiaries...........................................       759      1,043
  Changes in operating assets and liabilities:
     Investments in securities..............................    (5,976)    (4,838)
     Investment advisory fees receivable....................      (439)      (896)
     Receivables from affiliates............................       112    (17,355)
     Notes and other receivables............................      (386)       915
     Other assets...........................................       338       (123)
     Income taxes payable...................................    (4,113)    (1,351)
     Compensation payable...................................     8,655      8,040
     Accrued expenses and other liabilities.................    (1,652)     1,525
                                                              --------    -------
Total adjustments...........................................    (3,583)   (12,947)
                                                              --------    -------
Net cash provided by operating activities...................    11,386      7,446
                                                              --------    -------
INVESTING ACTIVITIES
Net (investments in) distributions from partnerships and
  affiliates................................................      (359)       937
                                                              --------    -------
Net cash (used in) provided by investing activities.........      (359)       937
                                                              --------    -------
FINANCING ACTIVITIES
Net repurchases of subsidiaries' common stock...............      (519)      (592)
Net distributions to stockholder............................   (16,632)    (5,679)
                                                              --------    -------
Net cash used in financing activities.......................   (17,151)    (6,271)
                                                              --------    -------
Net (decrease) increase in cash and cash equivalents........    (6,124)     2,112
Cash and cash equivalents at beginning of period............    11,472     10,000
                                                              --------    -------
Cash and cash equivalents at end of period..................  $  5,348    $12,112
                                                              ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes..................................  $  1,327    $ 3,070
                                                              ========    =======
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY
Contribution of capital.....................................  $  3,272    $    --
                                                              ========    =======
Receipt of notes for sale of minority interest..............  $    506    $    --
                                                              ========    =======


     See accompanying notes to unaudited consolidated financial statements.

                 GABELLI ASSET MANAGEMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

                                  (UNAUDITED)

A.  BASIS OF PRESENTATION

     The unaudited interim consolidated financial statements of Gabelli Asset Management Inc. (the "Company") included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.

     In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

     These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1997.

B.  NET CAPITAL REQUIREMENT


     As a registered broker-dealer, Gabelli & Company is subject to Uniform Net Capital Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission. Gabelli & Company computes its net capital under the alternative method permitted by the Rule which requires minimum net capital of $250,000. At September 30, 1998, Gabelli & Company had net capital in excess of the minimum requirement of approximately $12.0 million.


C.  EARNINGS PER SHARE

     The table below sets forth a reconciliation of the shares used in the basic and diluted earnings per share computations:


                                                                                        UNAUDITED
                                                              NINE MONTHS ENDED         PRO FORMA
                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                           -----------------------    -------------
                                                            1997         1998             1998
                                                           ------    -------------    -------------
                                                                        (IN THOUSANDS)
     Shares used in computing earnings per share:
          Basic..........................................  24,000       24,000           30,000
          Diluted........................................  24,000       24,000

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Special Note Regarding Forward-Looking
  Information.........................   16
The Company...........................   17
Use of Proceeds.......................   19
Dividend Policy.......................   19
Dilution..............................   20
Capitalization........................   21
Selected Historical and Pro Forma
  Financial Data......................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   29
Management............................   44
Ownership of the Common Stock.........   51
Certain Relationships and Related
  Transactions........................   52
Description of Capital Stock..........   55
Shares Eligible for Future Sale.......   62
Underwriting..........................   63
Legal Matters.........................   64
Experts...............................   65
Available Information.................   65
Index to Consolidated Financial
  Statements..........................  F-1


  UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                6,000,000 SHARES


                                 GABELLI ASSET
                                MANAGEMENT INC.

                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                            GABELLI & COMPANY, INC.

                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the estimated expenses to be incurred in connection with the Offering, all of which will be paid by the Company.

SEC registration fee........................................  $ 33,925
NASD fee....................................................    12,000
Listing fee.................................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving......................................     *
Transfer Agent's fees.......................................     *
Blue Sky fees and expenses (including counsel fees).........     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------
* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Description of Capital
Stock -- Certificate of Incorporation and Bylaw Provisions -- Liability of Directors; Indemnification" in the Prospectus.

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

     The Company's Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the New York Business Corporation Law. See "Description of Capital Stock-Certificate of Incorporation and Bylaw Provisions-Liability of Directors; Indemnification" in the Prospectus.

     The form of Underwriting Agreement to be filed as Exhibit 1.1 will contain agreements of indemnity between the Company and the Underwriters and controlling persons against civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Immediately prior to the closing of the Offering, the Company will issue 24,000,000 shares of its Class B Common Stock to Gabelli Partners in exchange for substantially all of the operating assets and liabilities of Gabelli Partners. Such transaction will not be registered in reliance upon the exemption provided by Section 4(2) under the Securities Act of 1933.

ITEMS 16.  EXHIBITS

  (a) Exhibits:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1.1*     --   Form of Underwriting Agreement.
+3.1      --   Certificate of Incorporation of the Company.
 3.2*     --   Bylaws of the Company.
 3.3*     --   Form of Restated Certificate of Incorporation of the
               Company.
 3.4*     --   Form of Amended Bylaws of the Company.
 4.1*     --   Specimen of Class A Common Stock Certificate.
 5.1*     --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
               regarding legality of securities being registered.
10.1*     --   Form of Gabelli Asset Management Inc. 1998 Stock Award and
               Incentive Plan.
10.2*     --   Employment Agreement between the Company and Mario J.
               Gabelli.
21.1*     --   Subsidiaries of the Company.
23.1*     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1).
23.2      --   Consent of Ernst & Young LLP.


+24.1     --   Powers of Attorney (included on page II-4 of this
               Registration Statement).
27.1      --   Financial Data Schedule.


---------------
* To be filed by amendment.

+ Previously filed.

  (b) Financial Statement Schedules:

     Financial statement schedules are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the underwriting agreements, the Company's Certificate of Incorporation, Bylaws, New York law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on November 24, 1998.


                                          Alpha G, Inc. (to be renamed
                                          Gabelli Asset Management Inc.)

                                          By:     /s/ Robert S. Zuccaro
                                            ------------------------------------
                                            Name: Robert S. Zuccaro
                                            Title:  Vice President and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                           Chairman of the Board,          November 24, 1998
---------------------------------------------------  Chief Executive Officer
                 Mario J. Gabelli                    and Chief Investment Officer
                                                     (Principal Executive Officer)

               /s/ Robert S. Zuccaro                 Vice President and Chief        November 24, 1998
---------------------------------------------------  Financial Officer (Principal
                 Robert S. Zuccaro                   Financial Officer and
                                                     Principal Accounting Officer)

                         *                           Director                        November 24, 1998
---------------------------------------------------
                  Marc J. Gabelli

                         *                           Director                        November 24, 1998
---------------------------------------------------
                  Charles C. Baum

                         *                           Director                        November 24, 1998
---------------------------------------------------
                 Richard B. Black

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                           Director                        November 24, 1998
---------------------------------------------------
                Matthew R. Gabelli

                         *                           Director                        November 24, 1998
---------------------------------------------------
                  Eamon M. Kelly

                                                     Director                        November 24, 1998
---------------------------------------------------
                  Karl Otto Pohl



* James E. McKee, by signing his name hereto, does hereby execute this Amendment No. 2 to the Registration Statement on behalf of the director or officer of the Registrant indicated above by an asterisk, pursuant to a power of attorney duly executed by such director or officer and included on page II-4 of the Registration Statement originally filed on April 24, 1998.


                                          By: /s/ James E. McKee
                                            ------------------------------------
                                              James E. McKee
                                            Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------                           DESCRIPTION OF EXHIBIT
 1.1*     --   Form of Underwriting Agreement.


+3.1      --   Certificate of Incorporation of the Company.
 3.2*     --   Bylaws of the Company.
 3.3*     --   Form of Restated Certificate of Incorporation of the
               Company.
 3.4*     --   Form of Amended Bylaws of the Company.
 4.1*     --   Specimen of Class A Common Stock Certificate.
 5.1*     --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
               regarding legality of securities being registered.
10.1*     --   Form of Gabelli Asset Management Inc. 1998 Stock Award and
               Incentive Plan.
10.2*     --   Employment Agreement between the Company and Mario J.
               Gabelli.
21.1*     --   Subsidiaries of the Company.
23.1*     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1).
23.2      --   Consent of Ernst & Young LLP.


+24.1     --   Powers of Attorney (included on page II-4 of this
               Registration Statement).
27.1      --   Financial Data Schedule.


---------------
* To be filed by amendment.

+ Previously filed.